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                                                                    EXHIBIT 10.3








                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                BEC GROUP, INC.,

                            FOSTER GRANT GROUP, L.P.,

                         FOSTER GRANT HOLDINGS, INC. AND

                          ACCESSORIES ASSOCIATES, INC.



                          DATED AS OF NOVEMBER 13, 1996







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                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.
                                                                           -----
1.  Definitions............................................................   2

2.  Purchase and Sale of Shares; Adjustment to Purchase Price;
    Excluded Liabilities ..................................................   5
    2.1    Purchase and Sale of Shares.....................................   5
    2.2    Consideration ..................................................   6
    2.3    Excluded Liabilities and Transfer of Dallas Property ...........   6
    2.4    Litigation Liabilities..........................................   7

3.  Closing  ..............................................................   8
    3.1    The Closing ....................................................   8
    3.2    Deliveries at the Closing ......................................   8
    3.3    Generally.......................................................   8

4.  Representations and Warranties of the Seller ..........................   8
    4.1    Organization, Qualification and Corporate Power.................   8
    4.2    Capitalization..................................................   9
    4.3    Financial Statements ...........................................   9
    4.4    Absence of Undisclosed Liabilities .............................  10
    4.5    Income Taxes ...................................................  10
    4.6    Litigation and Claims...........................................  11
    4.7    Status of Property Owned or Leased..............................  12
    4.8    Contracts and Other Instruments.................................  15
    4.9    Employee Benefits ..............................................  16
    4.10   Intellectual Property ..........................................  18
    4.11   Authority to Sell...............................................  21
    4.12   Environmental Matters...........................................  22
    4.13   Labor Practices.................................................  23
    4.14   Compliance with Laws, Permits and Licenses......................  23
    4.15   Directors, Officers and Key Employees ..........................  23
    4.16   Absence of Certain Changes......................................  24
    4.17   Insurance ......................................................  24
    4.18   Transactions With Interested Persons............................  25
    4.19   Brokers' Fees...................................................  25
    4.20   Sales Representatives...........................................  25
    4.21   Processes and Customer Lists....................................  25
    4.22   General Representation..........................................  25
    4.23   Non-Distributive Intent.........................................  25




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                                                                           Page
                                                                            No.
                                                                           -----

5.  Representations and Warranties of the Purchaser........................ 26
    5.1    Organization.................................................... 26
    5.2    Authorization of Transaction.................................... 26
    5.3    Validity of Preferred Stock..................................... 26
    5.4    Litigation...................................................... 26
    5.5    Non-Distributive Intent ........................................ 27
    5.6    No Conflicts ................................................... 27
    5.7    Brokers' Fees................................................... 27
    5.8    Independent Investigation....................................... 27

6.  Conditions to the Obligations of the Purchaser and the Seller.......... 28
    6.1    Conditions to the Obligations of the Purchaser.................. 28
    6.2    Conditions to the Obligations of the Seller .................... 32

7.  Covenants and Agreements of the Purchaser and the Seller............... 33
    7.1    Confidentiality................................................. 33
    7.2    Best Efforts.................................................... 34
    7.3    Operation of Business .......................................... 34
    7.4    Full Access..................................................... 36
    7.5    Occupation of the Dallas Property............................... 36
    7.6    Payment of Certain Employee Bonuses............................. 36
    7.7    Further Assurances.............................................. 36
    7.8    Name Change..................................................... 36
    7.9    Bolle(R)Brand................................................... 36
    7.10   Non-Competition................................................. 37
    7.11   Income Taxes and Income Tax Preparation......................... 37
    7.12   Characterization of Certain Payments............................ 40
    7.13   Inventory Price Adjustment...................................... 40
    7.14   Certain Employee Benefits....................................... 40
    7.15   Hart-Scott Rodino............................................... 41
    7.16   Release of Guaranties........................................... 41

8.  Indemnification ....................................................... 41
    8.1    By the Seller................................................... 41
    8.2    By the Purchaser and AAi........................................ 42
    8.3    Limitations..................................................... 42
    8.4    Indemnity Procedures............................................ 43




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                                                                           Page
                                                                            No.
                                                                           -----

9.  Miscellaneous.......................................................... 44
    9.1    Public Statements............................................... 44
    9.2    Survival of Representations, Warranties and Covenants........... 44
    9.3    No Third-Party Beneficiaries.................................... 45
    9.4    Entire Agreement ............................................... 45
    9.5    Succession and Assignment....................................... 45
    9.6    Counterparts.................................................... 45
    9.7    Headings and Recitals........................................... 45
    9.8    Notices......................................................... 45
    9.9    Governing Law................................................... 47
    9.10   Amendments and Waivers.......................................... 47
    9.11   Severability ................................................... 48
    9.12   Agreements, Documents and Instruments........................... 48
    9.13   Expenses........................................................ 48
    9.14   AAi Guaranty ................................................... 48


























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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of November 13, 1996, by and among BEC GROUP, INC., a Delaware corporation with offices at 555 Theodore Fremd Avenue, Rye, New York 10580 (the "Seller"), FOSTER GRANT GROUP, L.P., a Delaware limited partnership with offices at 1601 Valley View Lane, Dallas, Texas 75234 (the "Partnership"), FOSTER GRANT HOLDINGS, INC., a Delaware corporation with offices at 1601 Valley View Lane, Dallas, Texas 75234 (the "Purchaser") and Accessories Associates, Inc., a Rhode Island corporation with offices at 500 George Washington Highway, Smithfield, Rhode Island 02917 (the "AAi").

         WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of The Bonneau Company, a corporation organized under Texas law ("Bonneau"), Opti-Ray, Inc., a corporation organized under New York law ("Opti-Ray"), and Asian Buying Source, Inc., a corporation organized under Delaware law ("ABS");

         WHEREAS, Opti-Ray owns all of the issued and outstanding shares of capital stock of O-Ray Holdings, Inc., a corporation organized under Delaware law ("O-Ray Holdings");

         WHEREAS, Bonneau owns all of the issued and outstanding shares of capital stock of BEC Distribution, Inc., a Delaware corporation ("BEC Distribution"), Bonneau General, Inc., a Delaware corporation ("Bonneau General"), Bonneau Holdings, a Delaware corporation ("Bonneau Holdings") and Maximum Merchandising, Inc., a New York corporation ("MMI");

         WHEREAS, Bonneau General is the sole general partner, and Bonneau Holdings and O-Ray Holdings are all of the limited partners, of the Partnership;

         WHEREAS, Bonneau, Opti-Ray and ABS, together with their respective subsidiaries, and the Partnership (collectively, the "Foster Grant Group", and individually, a "member" of the Foster Grant Group);

         WHEREAS, AAi owns all of the issued and outstanding shares of capital stock of the Purchaser;

         WHEREAS, the Purchaser desires to acquire the Foster Grant Group from the Seller, and the Seller desires to sell the Foster Grant Group to the Purchaser;

         WHEREAS, AAi desires to facilitate such transaction and in connection therewith desires to guarantee the performance by the Purchaser of its obligations hereunder and to enter into the agreements set forth herein;

         WHEREAS, in order to effect such purchase and sale, the Seller will sell, and the Purchaser will purchase, all issued and outstanding shares of capital stock owned by the Seller of Bonneau (the "Bonneau Shares"), Opti-Ray (the "Opti-Ray Shares") and ABS (the "ABS



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Shares") (the Bonneau Shares, ABS Shares and Opti-Ray Shares are collectively referred to as the "Shares"), all in accordance with and subject to the terms and conditions of this Agreement.

         NOW THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged hereby, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following definitions:

         "AAi" has the meaning set forth in the preface, above.

         "ABS Shares" has the meaning set forth in the preface, above.

         "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person and the officers, directors, and partners of such Person and such other Persons.

         "Bonneau Shares" has the meaning set forth in the preface, above.

         "Cash Consideration" has the meaning set forth in Section 2.2, below.

         "Closing" has the meaning set forth in Section 3.1, below.

         "Closing Date" is the date on which the Closing occurs.

         "Code" has the meaning set forth in Section 4.9(b), below.

         "Confidential Information" means all non-public information, of whatever kind and in whatever form, concerning the businesses and affairs of the Seller, the Foster Grant Group, the Purchaser and AAi, provided such information has been adequately identified as or can reasonably be construed to be confidential, and excluding the exceptions set forth in Section 7.1(b), below.

         "Contaminants" means (i) any pollutant, contaminant, petroleum, crude oil or any fraction thereof or hazardous substance (within the meaning of such terms under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (and any implementing regulations) ("CERCLA") or any similar applicable state or local legal requirements); (ii) any hazardous or toxic substance or material within the meaning of any law applicable to the Foster Grant Group; or (iii) any hazardous waste within the meaning of the Federal Resource Conservation and Recovery Act, as amended (and any implementing regulations) ("RCRA").

         "Contract" means any contract, agreement, letter agreement or other obligation, written or oral.



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         "Copyrights" has the meaning set forth in Section 4.10(a).

         "Dallas Property" means the real property described more fully in Attachment I hereto, including the buildings located thereon, and located at 1601 Valley View Lane, Farmer's Branch, Texas 75234.

         "Closing Date" has the meaning set forth in Section 3.1, below.

         "Employee Benefit Plan" mean any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan,
         (c) other employee benefit, deferred compensation, excess benefit, stock and incentive plans, contracts, program, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective), or (d) any trust, escrow or similar agreement related thereto.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Encumbrance" has the meaning set forth in Sec. 4.7(a)(ii).

         "Environmental Laws" means all federal, state and location environmental, health and safety laws, codes and ordinances and all rules, regulations and ecological standards promulgated thereunder, including without limitation, laws relation to emissions, discharges, releases or threatened releases of Contaminants, into the environment (including, without limitation, air, surface water, ground water, land, surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, generation, refining, production, transportation or handling of Contaminants.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Liabilities" has the meaning set forth in Section 2.3, below.

         "Financial Statements" has the meaning set forth in Section 4.3, below.

         "Foster Grant Group" has the meaning set forth in the preface.

         "Income Tax" means any applicable federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto.

         "Income Tax Return" means any federal, state, local, or foreign income tax return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto.



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         "Indemnified Loss" has the meaning set forth in Section 8.1, below.

         "Indemnified Party" has the meaning set forth in Section 8.4(a), below.

         "Indemnifying Party" has the meaning set forth in Section 8.4(a), below.

         "Intellectual Property" has the meaning set forth in Section 4.10, below.

         "Last Balance Sheet" has the meaning set forth in Section 4.3, below.

         "Leases" has the meaning set forth in Section 4.7(a)(v).

         "Litigation Costs" has the meaning set forth in Section 2.4(b), below.

         "Litigation Liabilities" has the meaning set forth in Section 2.4(a), below.

         "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, results of operations, income, properties or liabilities taken as a whole of either (i) the Foster Grant Group or of (ii) any member of the Foster Grant Group.

         "Mortgage" has the meaning set forth in Section 2.3, below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Net Working Capital" means the positive difference, if any, between
         (x) sum of (a) Net Receivables and (b) Net Inventory less (y) Accounts Payable representing amounts due to non-Affiliates, all determined in accordance with Generally Accepted Accounting Principles and consistent with prior practices of Foster Grant Group.

         "Opti-Ray Shares" has the meaning set forth in the preface, above.

         "Ordinary Course of Business" means the conduct of business consistent with past custom and practice; provided, that Purchaser acknowledges that Seller has actively sought to divest the Foster Grant Group, and Purchaser agrees that actions taken through the date of this Agreement and disclosed to Purchaser and any actions permitted by this Agreement to be taken by Seller prior to the Closing by Seller, members of the Foster Grant Group and/or the Partnership in connection with or in preparation for such proposed transaction, together with actions expressly contemplated by this Agreement, shall for the purposes of this Agreement be deemed to have been taken or done in the Ordinary Course of Business.

         "Partnership" has the meaning set forth in the preface.

         "Patents" has the meaning set forth in Section 4.10(a).



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         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Preferred Stock" has the meaning set forth in Section 2.2, below.

         "Purchase Price" has the meaning set forth in Section 2.2, below.

         "Records" has the meaning set forth in Section 7.4, below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than any of the following that has been disclosed to the Purchaser in this Agreement (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable (or for taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) purchase money, security interests, or liens, arising in the Ordinary Course of Business, and liens securing rental payments under capital lease arrangements, and
         (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Knowledge" means (i) actual knowledge of the management of the Seller and of the senior management of the Partnership or (ii) knowledge that any such individual should or could reasonably be expected to discover or otherwise become aware of in the course of performing his or her duties and/or conducting a reasonably comprehensive investigation in connection with the negotiation of this Agreement and the transactions contemplated hereby.

         "Shares" has the meaning set forth in the preface, above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Threshold" has the meaning set forth in Section 8.3(a), below.

         "Trademarks" has the meaning set forth in Section 4.10(a).

2.       PURCHASE AND SALE OF SHARES; ADJUSTMENT TO PURCHASE PRICE; EXCLUDED
         LIABILITIES:

         2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer, and convey to the Purchaser at the Closing (as hereinafter defined) all of the issued and outstanding Bonneau Shares, which consist of 1,000 shares of common stock, par value $1.00 per share; Opti-Ray Shares,



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         which consist of 100 shares of common stock, no par value per share;
         and ABS Shares, which consist of 1,000 shares of common stock, par value $.001 per share.

         2.2 CONSIDERATION. (i) In consideration for the sale of the Shares, at the Closing the Purchaser shall deliver: $29,000,000 (the "Cash Consideration") in immediately available funds to the Seller, together with (ii) a certificate, registered in the Seller's name, representing 100 shares of Purchaser's Class A Non-Dividend Preferred Stock (the "Preferred Stock") having an aggregate face and liquidation value and such other rights as are described in SCHEDULE 5.3 hereto and
         (iii) an amount equal to all cash advances to the Foster Grant Group or any member of the Foster Grant Group made by the Seller and approved by AAi during the period from November 13, 1996 to the Closing Date provided, however, that notwithstanding any approval by AAi of any such advance, Purchaser shall not be obligated to make any payments under this clause (iii) in excess of the increase, if any, in the Net Working Capital on the Closing Date as determined by AAi's independent public accountants over $21,931,693 being the Net Working Capital determined at September 30, 1996 according to the Balance Sheet of such date. Purchaser and Seller shall make an estimate of the amount due hereunder on or prior to the Closing (the "Estimated Payment"). If the Estimated Payment shall be greater or less than the amount determined due under clause (iii) by Purchaser's accountant, then the party who shall have overpaid or underpaid, as the case may be, shall pay the amount due to the other party within ten (10) days. The Cash Consideration and the Preferred Stock are referred to hereinafter jointly as the "Purchase Price."

         2.3 EXCLUDED LIABILITIES AND TRANSFER OF DALLAS PROPERTY. In connection with the Purchaser's purchase of the Shares, the Purchaser will assume all liabilities of the Foster Grant Group (subject to the indemnification provisions set forth in Section 8.1, below) excluding:

                  (a) any liabilities arising under or in connection with that certain Contingency Agreement, dated as of June 30, 1993 between Benson Eyecare Corporation and Edwin Bonneau;

                  (b) any liabilities arising under or in connection with patent litigation previously initiated by Al-Site Corporation against Bonneau and Pennsylvania Optical Company;

                  (c) any liabilities arising under or in connection with a mortgage attached to the Dallas Property dated March 31, 1995 by and between the Partnership as mortgagor, Seller as guarantor and First Interstate Bank of Texas, N.A. (the "Mortgage") and all amendments to the Mortgage. In connection with this subsection 2.4(c), the Seller (or its designee) shall on or before the Closing Date acquire from the Partnership all right, title and interest in and to the Dallas Property, and in connection therewith shall assume all liability in connection with such existing mortgage.



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                  (The foregoing liabilities are hereafter referred to as the
                  "Excluded Liabilities").

                  The Seller shall be solely responsible for satisfying and or defending against any and all claims, demands or other liabilities with respect to the Excluded Liabilities, and shall have sole control and direction of any defense in connection therewith; provided, that Purchaser shall, and after the Closing Date shall cause the Foster Grant Group and/or its members to, cooperate reasonably with the Seller in connection with any such defense, and the Seller shall reimburse promptly any and all direct out-of-pocket expenses incurred in connection with or as a result of providing such cooperation.

         2.4      LITIGATION LIABILITIES.

                  (a) In connection with the Purchaser's purchase of the Shares, the Purchaser will, subject to Section 2.4(b) below, assume any and all liabilities of the Foster Grant Group and/or the Partnership other than the Excluded Liabilities, including (without limitation) liabilities arising out of any litigation pending, threatened or commenced against any member of the Foster Grant Group or the Partnership or pending, threatened or commenced against the Seller and relating to the Foster Grant Group or its business and not referred to in
                  Section 2.3 hereinabove, including any litigation or administrative or governmental proceeding (i) pending prior to the Closing Date or (ii) arising out of or relating to any events occurring prior to the Closing Date, including, without limitation, liabilities resulting from any past or present violation of any environmental laws (the liabilities described in this Section 2.4(a) are referred to as the "Litigation Liabilities"). No such assumption of liability shall release Seller from any breach of any representations or warranties made by Seller herein. Without limiting the generality of the foregoing, Purchaser, and after the Closing, the members of the Foster Grant Group and the Partnership, shall be solely responsible for defending against any such Litigation Liabilities and shall have sole direction of any defense thereof; provided, that Purchaser shall consult periodically with Seller and its counsel regarding the status of individual claims or cases and the Purchaser shall not enter into any settlement agreement or otherwise compromise or settle any Litigation Liability, claim or case without the prior written consent of Seller, which approval shall not be withheld or delayed unreasonably.

                  (b) It is understood and agreed that, as between the Purchaser and the Seller, Purchaser shall have no liability for any direct out-of-pocket costs or expenses relating to or arising from the Litigation Liabilities (including, without limitation, defense costs, attorneys fees, amounts assessed as damages and settlement costs) ("Litigation Costs") to the extent such Litigation Costs exceed $500,000. Purchaser shall be solely responsible for the first $100,000 of any and all Litigation Costs, and Purchaser and Seller shall share equally all Litigation Costs exceeding $100,000 and up to $500,000. To the extent any such Litigation Costs are recoverable from third parties or indemnified against by applicable insurance



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

                  policies, Purchaser shall seek to recover the same and Seller shall be entitled to receive from the proceeds of any such recovery (reduced by the legal fees and other expenses incurred by Purchaser) fifty percent (50%) of all recoveries in excess of $100,000 but less than $500,000 and one hundred percent (100%) of all recoveries in excess of $500,000.

3.       CLOSING.

         3.1 THE CLOSING. The closing of the purchase of the Shares contemplated by this Agreement (the "Closing") shall take place at the offices of Hinckley, Allen & Snyder, at 1500 fleet Center, Providence, Rhode Island 02903, no more than five days after the conditions precedent to Purchaser's obligations have been satisfied or waived.

         3.2 DELIVERIES AT THE CLOSING. (i) The Seller shall deliver or cause the delivery to the Purchaser of the various certificates, instruments, and documents referred to in Section 6.1 below, including, without limitation, one or more share certificates representing all the Shares and registered in the name of Purchaser, or duly endorsed in blank and accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, and with all stock transfer and any other required documentary stamps affixed thereto; (ii) the Purchaser shall deliver or cause the delivery to the Seller of the various certificates, instruments, and documents referred to in Section 6.2 below and (iii) the Purchaser shall deliver to the Seller the Purchase Price as provided in Section 2.2.

         3.3 GENERALLY. All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously as of the Closing Date unless otherwise expressly stated, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, executed and delivered.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser with respect to the Seller and on behalf of each member of Foster Grant Group, as follows:

         4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Seller owns directly all the outstanding shares of common stock of Bonneau, Opti-Ray and ABS. Bonneau owns directly all the outstanding shares of common stock of BEC Distribution, Bonneau General, Bonneau Holdings and MMI. Opti-Ray owns directly all the outstanding shares of common stock of O-Ray Holdings. Bonneau General is the sole general partner, and Bonneau Holdings and O-Ray Holdings are all of the limited partners, of the Partnership. Bonneau, Opti-Ray and ABS, together with their respective subsidiaries, including the Partnership, comprise all of the members of the Foster Grant Group. SCHEDULE 4.1 sets forth as to each member of the Foster Grant Group, its place of incorporation, principal place of business, jurisdictions in which it is qualified to do business, its authorized capitalization, its shares of common stock outstanding, and the record and beneficial owner of those shares. Each member of the Foster Grant Group is a corporation or a



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
         partnership (in the case of the Partnership), duly organized or formed (in the case of the Partnership), validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation (in the case of the Partnership). Each member of the Foster Grant Group has all requisite corporate or partnership (in the case of the Partnership) power and authority, and all necessary material consents, authorization, approvals, orders, licenses, certificates, and permits of and from, and declaration and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged, except where the failure to have the same would not have a Material Adverse Effect. Each member of the Foster Grant Group is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation or partnership (in the case of the Partnership) in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of the Foster Grant Group makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. No member of the Foster Grant Group is in violation or breach of, or in default with respect to, and term of its certificate of incorporation (or other charter document) or by-laws or in the case of the Partnership, its partnership agreement. Complete copies of the Articles of Incorporation and Bylaws or the Certificate and Agreement of Limited Partnership (in the case of the Partnership) of such member of the Foster Grant Group have been previously delivered to Purchaser and AAi.

         4.2 CAPITALIZATION. The authorized, issued and outstanding shares of capital stock or other equity interest of each member of the Foster Grant Group are set forth on SCHEDULE 4.1. None of the Shares are held in treasury. Each of such outstanding shares of capital stock or other equity interests is duly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by those Persons set forth on SCHEDULE 4.1, in each case free and clear of all Security Interests, stockholders' agreements, and voting trusts, other than as set forth on SCHEDULE 4.2. There are no outstanding or existing options, warrants, conversion rights, subscriptions or other rights obligating any member of the Foster Grant Group to issue, deliver or sell any stock or securities or partnership interest (in the case of the Partnership) or any agreements, understandings or commitments to issue the same.

         4.3 FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser true and correct copies of the unaudited consolidated balance sheet of the Foster Grant Group and the unaudited consolidated statements of income and cash flows of the Foster Grant Group as of and for the fiscal year ended December 31, 1995 (the "Last Balance Sheet"), which have been extracted from the Seller's audited financial statements as of and for the year ended December 31, 1995, together with the unaudited consolidated balance sheet and statements of income and cash flows of the Foster Grant Group as of and for the nine month period ended September 30, 1996 (which have been prepared by management of the Foster Grant Group) (all of the foregoing collectively referred to as the "Financial Statements"). The Last Balance Sheet and the September 30, 1996 Balance Sheet are attached hereto as EXHIBIT A and EXHIBIT B, respectfully. The Financial Statements, subject to the purchase accounting entries detailed on the September 30, 1996 Balance Sheet,: (a) have been prepared in accordance with the books of account and records of the Foster Grant Group; (b) fairly present, in all material respects, the Foster Grant Group's financial condition and the results of their operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with generally accepted accounting principles consistently applied with all prior periods, except for changes noted therein.

         4.4 ABSENCE OF UNDISCLOSED LIABILITIES. No member of the Foster Grant Group has any material liabilities, commitments or obligations of any nature whatsoever, whether written, oral, absolute, accrued or contingent, which are required to be reflected or reserved against in the Financial Statements (or disclosed in a footnote thereto) in accordance with generally accepted accounting principles, except for those (a) disclosed or reflected as liabilities or reserved for on the Financial Statements, (b) incurred or accrued since September 30, 1996 in the Ordinary Course of Business, or (c) set forth on SCHEDULE 4.4 or any other Schedule hereto and, to the Seller's Knowledge, there is no basis for assertion against any member of the Foster Grant Group of any such material liability, commitment or obligation.

         4.5      TAXES.

                  (a) Each corporate member of the Foster Grant Group is a member of the Seller's consolidated tax group, and the Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof, whether disputed or not, except as disclosed in SCHEDULE 4.5 attached hereto.

                  (b) Except as disclosed in SCHEDULE 4.5 attached hereto, the Seller has in accordance with applicable law filed (or has filed for available extensions) all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. SCHEDULE 4.5 contains a description of those returns that have been audited or currently are the subject of an audit. Furthermore, SCHEDULE 4.5 contains a schedule of all examination reports and statements of deficiencies assessed against or agreed to by the Seller or any member of the Foster Grant Group.
         SCHEDULE 4.5 attached hereto sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code"), that are in effect with respect to each member of the Foster Grant Group or for which an application by any member of the Foster Grant Group is pending.

                  (c) Except as disclosed in SCHEDULE 4.5 attached hereto, neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the best knowledge of the Seller, threatening to assert against the Seller or any member of the Foster Grant Group, any deficiency or claim for additional Taxes. Except as disclosed in SCHEDULE 4.5 attached hereto, no claim has ever been made by any authority in a jurisdiction where the Seller does not file reports and returns that the Seller is or may be subject to taxation by that jurisdiction. There are no material Security Interests on any of the assets of the Seller or any member of the Foster Grant Group that arose in connection with any failure (or alleged failure) to pay any tax. Neither the Seller nor any member of the Foster Grant Group has entered into a closing agreement pursuant to Section 7121 of the Code.

                  (d) Except as set forth in SCHEDULE 4.5 attached hereto, there has not been any audit of any tax return filed by the Seller or any member of the Foster Grant Group since June 30, 1992 or, to the Seller's knowledge, prior thereto, no audit of any tax return of the Seller or any member of the Foster Grant Group is in progress, and neither the Seller nor any member of the Foster Grant Group has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in SCHEDULE 4.5, no extension of time with respect to any date on which a tax return was or is to be filed by the Seller or any member of the Foster Grant Group is in force, and no waiver or agreement by the Seller or any member of the Foster Grant Group is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) Neither the Seller nor any member of the Foster Grant Group have ever consented to have the provisions of Section 341(f)(2) of the Code applied to it. Neither the Seller nor any member of the Foster Grant Group have agreed to, and neither the Seller nor any member of the Foster Grant Group have been requested by any governmental authority to, make any adjustments under Section 281(a) of the Code by reason of a change in accounting method or otherwise. Neither the Seller nor any member of the Foster Grant Group have ever made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Seller disclosed in its consolidated federal income tax returns all positions taken therein that could give rise to a penalty for underpayment of federal Tax under Section 6662 of the Code. Neither the Seller nor any member of the Foster Grant Group ever had any liability for unpaid Taxes because it was a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as set forth in SCHEDULE 4.5 attached hereto, none of the members of the Foster Grant Group are a party to any tax sharing agreement.

                  (f) For purposes of this Section 4.5 all references to Sections of the Code shall include any predecessor provision to such Sections and any similar provisions of federal, state, local or foreign law.

         4.6      LITIGATION AND CLAIMS. Except as set forth on SCHEDULE 4.6:
         None of the members of the Foster Grant Group is involved in any pending or, to Seller's knowledge, threatened litigation, action, suit, proceeding, claim or investigation which, singly or in the aggregate, could have a Material Adverse Effect upon the members of the Foster Grant Group, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement including, without limitation, the execution, delivery and performance of any related documents; and no member of the Foster Grant Group is subject to or bound by any agreement, judgment, decree or order which could have a Material Adverse Effect upon the members of the Foster Grant Group.

         4.7      STATUS OF PROPERTY OWNED OR LEASED.

                  (a) REAL PROPERTY. The real property identified as being owned by the members of the Foster Grant Group on SCHEDULE 4.7 is collectively referred to herein as the "Owned Real Property"; the real property identified as being leased by the members of the Foster Grant Group on SCHEDULE 4.7 is collectively referred to herein as the "Leased Real Property"; the Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property." The Owned Real Property constitutes all the real property owned by the members of the Foster Grant Group and the Leased Real Property constitutes all the real property leased by the members of the Foster Grant Group.

                           (i) TITLE. Each member of the Foster Grant Group has good, clear, record, marketable and insurable fee simple title to the Owned Real Property owned by it, in all cases free and clear of all Encumbrances, liens, assessments, licenses, claims, rights of first offer or refusal, options, or options to purchase, or any covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title, except as set forth on
         SCHEDULE 4.8. There are no leases, tenancies or occupancy rights of any kind affecting any of the Owned Real Property. Each member of the Foster Grant Group has a valid leasehold interest in all of the Leased Real Property leased by it, free and clear of all Encumbrances.

                           (ii) SECURITY INTERESTS. All of the mortgages, deeds of trust, ground leases, security interests or similar encumbrances on the Real Property are set forth on SCHEDULE 4.8 (collectively, the "Encumbrances"). All payments required under each Encumbrance to the date hereof have been made in full or are accrued in accordance with Section 4.3. There is not now, nor, as a result of the consummation of the transactions contemplated hereby, will there by, any default under the terms and provisions of any Encumbrance. No condition or fact does or will exist, as a result of the consummation of the transactions contemplated hereby, which, with the lapse of time or the giving of notice or both, would constitute a material default thereunder or result in any acceleration of the indebtedness secured thereby or any increase in the amount of interest, premiums or penalties payable on such indebtedness. SCHEDULE 4.8 also specifically indicates all Encumbrances which are, by their terms, by means of a separate guaranty or otherwise, recourse, in whole or in part, to the members of the Foster Grant Group.

                           (iii) LEASES. All of the leases of any of the Leased Real Property (collectively, the "Leases") are as set forth on
         SCHEDULE 4.7. The copies of the Leases delivered or furnished by the Seller to AAi constitute all of the leases or tenancy agreements of or with respect to the Leased Real Property, and are complete and correct copies of each of the Leases. All Leases are currently in full force and effect. Each party to the Leases has performed all of its obligations under each of such Leases in all material respects and is not in default thereunder, and the Seller is not aware of any event or condition which exists or as a result of the passage of time or the giving of notice could result in a default under any such Lease. Except as disclosed on SCHEDULE 4.7, the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such Lease.

                           (iv) COMMISSIONS. There are no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity with respect to or on account of any of the Leases, the Encumbrances or the Real Property, and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due after the date hereof.

                           (v) PHYSICAL CONDITION. There is no material defect in the physical condition of any of the Owned Real Property or the Leased Real Property. There is no material defect in any improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telephone, utility, and sprinkler systems) therein, the roofs or the parking and loading areas (collectively, the "Improvements"). All of the improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems therein, the roofs and the parking and loading areas are in generally good operating condition and repair and have been maintained in the Ordinary Course of Business, normal wear and tear excepted.

                           (vi) UTILITIES. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Real Property as it is now being operated and as required for operation are installed and connected pursuant to valid permits, are sufficient to service the Real Property and as a whole are in generally good repair and operating condition, normal wear and tear excepted. Neither the Seller nor any member of the Foster Grant Group has received any notice of and the Seller and each member of the Foster Grant Group has no knowledge of any fact, condition or proceeding which would result in the termination or impairment of the furnishing of, or any material increase in rates for, services to any of the Real Property of water, sewer, gas electric, telephone, drainage and other utility services, except ordinary and usual rate increases applicable to all customers (or all customers of a certain class) of a utility provider. To the best knowledge of the Seller, the facilities servicing the Real Property are in compliance, in all material respects, with all applicable governmental statutes, ordinances, rules and regulations.

                           (vii) COMPLIANCE. Neither the Seller nor any member of the Foster Grant Group has received any notice from any municipal, state, federal or other governmental authority with respect to, and the Seller has no knowledge of, any violation of any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulation issued in respect of any of the Real Property that has not been heretofore corrected, and no such violation or violations now exist which would have a material adverse effect on the operation or Improvements on the Real Property. The construction, installation, use and operation of the Real Property or the Improvements thereon (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and are in compliance, in all material respects, with all applicable municipal and governmental laws, ordinances, regulations, licenses, permits and authorizations, including, without limitation, applicable building, zoning, environmental and fire safety laws and regulations, and there are presently in effect all material certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental or private authority having jurisdiction over any of the Real Property or any portion thereof, occupancy thereof or any present use thereof, including but not limited to such other permits as are necessary for the operation of the Real Property.

                           (viii) GOVERNMENT APPROVALS. Neither the Seller nor any member of the Foster Grant Group has received any notice of and the Seller has no knowledge of any plan, study or effort by any governmental agency or authority which would adversely affect the present use, zoning or value of any of the Real Property or which would modify or realign any adjacent street or highway. All of the Real Property has access from a publicly dedicated roadway and all such access is at least the minimum access required by applicable subdivision or similar law for all Improvements constituting a part of the Real Property. All lessee improvements are in substantial accordance with applicable Lease requirements.

                           (ix) REAL PROPERTY TAXES. Other than the amounts disclosed by the copies of the tax bills for the Owned Real Property delivered to AAi by Seller, no other taxes have been or, to the best knowledge of the Seller, will be assessed on any of the Owned Real Property or any portion thereof, in respect of the current tax year or any prior year, except as set forth in SCHEDULE 4.8.

                           (x) SERVICE CONTRACTS. A complete and correct list of all material existing service, management, supply or maintenance and equipment lease contracts and other contractual agreements affecting the Real Property or any portion thereof (the "Service Contracts") as set forth on SCHEDULE. 4.8. Each of the Service Contracts is currently valid and in full force and effect and, with respect to each of the Service Contracts, no situation exists which, with the passage of time or notice or both, would cause any member of the Foster Grant Group to be in default thereunder, except where such default would not have a Material Adverse Effect.

                  (b) PERSONAL PROPERTY. The personal property located on the Real Property is all of the personal property necessary for the continued operation of the business of each member of the Foster Grant Group as currently conducted. Except as specifically disclosed in
         SCHEDULE 4.8, each member of the Foster Grant Group has good and marketable title to all of the personal property owned by it. None of such personal property or assets is subject to any Encumbrance or other charge except as specifically disclosed in SCHEDULE 4.8. The Financial Statements reflect all material personal property of each member of the Foster Grant Group, subject to dispositions and additions in the ordinary course of business consistent with this Agreement. Except as otherwise specified in SCHEDULE 4.8, all material leasehold improvements, furnishings, machinery and equipment of the Foster Grant Group are in generally good repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

         4.8      CONTRACTS AND OTHER INSTRUMENTS. Except as disclosed in
         SCHEDULE 4.8 hereto, neither the Partnership nor any member of the Foster Grant Group is a party to or bound by any executory oral or written:

                  (a) Contract or agreement for the purchase of any materials or equipment necessary for the continued operation of the Foster Grant Group, except purchase orders in the Ordinary Course of Business;

                  (b) Contract or agreement providing for the purchase from a particular supplier of all or substantially all of the Foster Grant Group's requirements of any material product or other item sold or used by the Foster Grant Group in the Ordinary Course of Business;

                  (c) Contract or commitment in connection with the Foster Grant Group which by its terms does not terminate or is not terminable without penalty by any member of the Foster Grant Group or any successor or assign within thirty (30) days after notice from such party thereto;

                  (d) Contract or agreement related to the Foster Grant Group not made in the Ordinary Course of Business;

                  (e) Contract or agreement with any officer, director or stockholder of the Foster Grant Group or with any Affiliate and which relates to the Foster Grant Group;

                  (f) Employment, agency, consulting, or similar contract in connection with the members of the Foster Grant Group that cannot be canceled by it without cost or penalty on less than thirty (30) days' notice;

                  (g) License or secrecy agreements involving intellectual property rights or non-competition agreements;

                  (h) Loan or guaranty agreement, credit agreement, note or other agreement or instrument evidencing indebtedness of any member of the Foster Grant Group to any third party or of any third party to any member of the Foster Grant Group, and any related forbearance, waiver or after amending agreement or any conditional sale agreement, sale-leaseback agreement, mortgage, pledge, indenture or other agreement or instrument evidencing a Security Interest or secured transactions;

                  (i) Lease, sublease or other occupancy agreement affecting the Real Property or any option, right of first refusal or agreement for sale affecting such property in any material respect; or

                  (j) Other contracts or agreements creating any material obligation on any member of the Foster Grant Group with respect to the Foster Grant Group or the transactions contemplated by this Agreement.

                  The Seller has delivered to the Purchaser and AAi a correct and complete copy of each Contract (or, in the case of similar form Contracts, a copy of the form of such Contract together with a list of parties having executed such form) (as amended to date) listed on or described in SCHEDULE 4.8. Except as specifically disclosed on SCHEDULE 4.8, the Foster Grant Group, or the relevant member thereof, has performed all material obligations required to be performed by it to date under all such Contracts. Except to the extent any of the same may have been terminated or expired prior to the Closing Date, or as disclosed in SCHEDULE 4.8, no member of the Foster Grant Group is, nor, to the Seller's knowledge, is any other party to any such contract, agreement, instrument, lease, or license in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of such member of the Foster Grant Group, as the case may be, and is enforceable as to it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect relating to creditors rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to general principles of equity.

         4.9      EMPLOYEE BENEFITS.  Except as set forth in SCHEDULE 4.9:

                  (a) Neither the Partnership nor any member of the Foster Grant Group has in the period since their respective dates of acquisition by the Seller contributed to a Multiemployer Plan, and to Seller's knowledge no member of the Foster Grant Group has contributed to any Multiemployer Plan prior to the acquisition by Seller. No member of the Foster Grant Group currently maintains, or is a participating employer in, or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan, or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. The Seller has furnished to the Purchaser copies of all material documents evidencing such plans, obligations, or arrangements referred to in SCHEDULE 4.9 (or written summaries of such plans, obligations, or arrangements to the extent not evidenced by documents) and copies of all documents evidencing trusts relating to any such plans.

                  (b) There has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Internal Revenue Code of 1986, as amended ("Code"), for which a penalty has been or may be imposed with respect to any such Employee Benefit Plan of the Foster Grant Group. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), pending and, to the knowledge of the Seller, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation threatened with respect to any such Employee Benefit Plan or related trust or with respect to any fiduciary, administrator, or sponsor (in its capacity as such) of any such Employee Benefit Plan. No event has occurred or (to the knowledge of the Seller) is threatened which would constitute a non-exempt prohibited transaction under
         Section 406 of ERISA.

                  (c) Each Employee Benefit Plan has been maintained, operated and administered in accordance with its terms and any related document and agreements and complies in all material respects with the applicable requirements of ERISA and the Internal Revenue Code.

                  (d) Each Employee Benefit Plan intended to qualify under the Internal Revenue Code Sec. 401(a) is so qualified, and each trust maintained in connection with each such plan is tax exempt under the Internal Revenue Code Sec. 501(a).

                  (e) With respect to each Employee Benefit Plan that is a group health plan subject to Internal Revenue Code Sec. 4980B or 162(k), the Foster Grant Group has complied in all material respects with the continuation coverage requirements of Internal Revenue Code Sec. 4980B and 162(k), as applicable, and Part 6 of Subtitle B of Title I of ERISA.

                  (f) With respect to each Employee Benefit Plan that is a group health plan subject to section 1862(b)(1) of the Social Security Act (42 U.S.C. ss. 1395y(b)), the Foster Grant Group has complied in all material respects with the secondary payer requirements of section 1862(b)(1) of such Act.

                  (g) Any Employee Benefit Plan that provides for "parachute payments" within the meaning of Internal Revenue Code Sec. 280G provides that "excess parachute payments" will not be paid thereunder.

                  (h) No Employee Benefit Plan is funded through a "welfare benefit fund" as defined in Internal Revenue Code Sec. 419(e).

                  (i) The execution and performance of this Agreement will not constitute a stated triggering event under any Employee Benefit Plan that will result in the payment (whether of severance pay or otherwise) becoming due from the Foster Grant Group to any officer, employee or former employee (or dependents of such employee), or accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or trustee of the Foster Grant Group.

                  (j) The Foster Grant Group has reserved all rights necessary to amend or terminate each of the Employee Benefit Plan, other than Employee Benefit Plans maintained or sponsored by Seller and with respect to which the members of the Foster Grant Group are participating employers.

                  (k) Each "fiduciary" and every "plan official" (as defined in ERISA Sec. 412) of each Employee Benefit Plan is bonded to the extent required under ERISA Sec. 412.

         4.10     INTELLECTUAL PROPERTY.

                  (a)      Intellectual Property" means:

                           (i) all rights and incidents of interest in and to all trademarks, service marks, trademark registrations, service mark registrations, and trade names (whether registered or arising under common law, state law, federal law or the law of a foreign country) and applications for registration of trademarks and service marks used in or necessary to the conduct of the business of the Foster Grant Group as of the Closing Date (collectively, "Trademarks"), including, without limitation, all and any rights to any variations thereof, together with the good will of the Foster Grant Group in connection with which each Trademark is used and which is symbolized by each such Trademark;

                           (ii) all licenses granted by or to the Foster Grant Group and any other agreements to which the Foster Grant Group is a party which create rights in or to the Trademarks, or trade name properties described in subsection (i), above and in effect as of the Closing Date;

                           (iii) all rights and incidents of interest in and to all works of authorship, including all copyrights, copyright registrations, certificates of copyright, copyrighted literary interests, applications for copyrights and all literary, property and author rights related thereto (collectively, "Copyrights") as of the Closing Date that are embodied in or associated with the assets of the Foster Grant Group or used in or necessary to the conduct of the business of the Foster Grant Group as of the Closing Date;

                           (iv) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto and letters patent, design patents and utility patents, all applications for grant of any such patents pending as of the Closing Date, industrial models, industrial designs, petty patents, patents of importation, patents of addition, utility models, certificate of invention and other government issued or granted indicia of invention ownership, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, ("Patents"), that are owned by

         Foster Grant Group or are part of or used in or necessary to the conduct of the business of the Foster Grant Group.

                           (v) all renewals, modifications, and extensions of any items referred to in subsections (i) through (iv), above;

                           (vi) all rights and incidents of interest in and to all technical documentation, trade secrets (including trade secret rights arising under common law, state law, federal law, and the law of a foreign country), designs, plans, new product development, formulas, know-how and show-how, that are as of the Closing Date part of, used in or necessary to the conduct of the business of the Foster Grant Group;

                           (vii) all marketing, export, import, and licensing records, sales literature, supplier lists, vendor lists, customer lists, trade lists, sales forces and distributor networks, form manuals and forms, advertising, marketing and promotional materials and know-how, sales tools, and other customer or potential customer data or marketing and service information, customer contracts (whether form or custom-developed) that are as of the Closing Date used in or necessary for the conduct of the business of the Foster Grant Group;

                           (viii) all rights to develop, manufacture, use or sell under all licenses in effect as of the Closing Date granted to the Foster Grant Group that are part of, used in or necessary to the conduct of the business of the Foster Grant Group;

                           (ix) all rights and incidents of interest in and to all noncompetition confidentiality agreements in effect as of the Closing Date that were entered into or made in connection with the business of the Foster Grant Group;

                           (x) all of the Foster Grant Group's software and computer programs, applicable to various environments ("Software"), including all such software and computer programs in human readable source code forms and in machine executable object code forms and all related specifications (including, without limitation, all logic architectures, algorithms and logic flows and all physical, functional, operating and design parameters), all work in progress relating to corrections, modifications or enhancements, current and prior versions, operating systems and procedures (including development methodology), designs, design revisions, related applications software in any language, concepts, ideas, processes, techniques, software design and test tools, third party software interfaces written by such party and all methods of implementation and packaging, together with all associated know-how and show-how and all related documentation, specifications, manuals and other materials relating thereto which are used to install, operate, maintain, correct, test, repair, enhance, modify, prepare derivative works based upon, design, develop, reproduce and package such software and computer programs.

                           (xi) all goodwill associated with any of the foregoing and all rights to sue and recover damages for present and past infringement of any rights of ownership or use of any of the foregoing items listed in subsections (i) through (xi), above.

                           (xii) Notwithstanding the foregoing, "Intellectual Property" does not include the names or marks "Benson", "BEC", "Bolle", "Optical Radiation Corporation" or "ORC" or any name or mark including or incorporating such names, or any right or license therein or thereto.

                  (b) Except as set forth in SCHEDULE 4.10, the members of the Foster Grant Group own or are licensed to use (as the case may be) all rights and incidents of interest as of the Closing Date in and to all material Intellectual Property used in or intended for use in, part of or necessary for the operation of the business as presently conducted and as presently proposed to be conducted by the members of the Foster Grant Group. Each item of Intellectual Property owned or used by the Foster Grant Group immediately prior to the Closing Date will be owned or available for use by them on identical terms and conditions immediately subsequent to the Closing Date, and except as set forth in SCHEDULE 4.10, the Foster Grant Group is not in default under any agreement pursuant to which it uses or has the right to use any such Intellectual Property right. To Seller's Knowledge, the Foster Grant Group has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns. Except as set forth in SCHEDULE 4.10, no owned item of Intellectual Property has been abandoned except where and to the extent such abandonment has occurred in the ordinary course of business and does not have a Material Adverse Effect. To Seller's Knowledge, each item of Intellectual Property used by the Foster Grant Group pursuant to license or other authorization of a third party is used with the authorization of every other claimant thereto and the execution, delivery and performance of this Agreement by the Foster Grant Group will not impair such use.

                  (c) Except as set forth in SCHEDULE 4.10, (i) to the Seller's Knowledge, none of the members of the Foster Grant Group have interfered with, infringed upon misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party, and
         (ii) no member of the Foster Grant Group has received any unresolved charge, complaint, claim demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Foster Grant Group must license or refrain from using any intellectual property rights of any third party). Except as set forth in SCHEDULE 4.10, to the Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any member of the Foster Grant Group.

                  (d) SCHEDULE 4.10 identifies each material Patent, Trademark, Copyright or other Intellectual Property covered by a governmental registration or registration certificate, or application for registration, whether from the United States or any foreign country, and identifies each license, agreement or other permission that the Foster Grant Group has granted to any third party with respect to any of its Intellectual Property

         (together with any exceptions thereto). Except as set forth on SCHEDULE 4.10, with respect to each item of Intellectual Property required to be identified therein:

                           (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                           (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or the knowledge of the Foster Grant Group, is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

                           (iii) the Foster Grant Group has not licensed or permitted any third party to use any such item; and

                           (iv) all royalties or other payments to any third party relating to or arising out of the Foster Grant Group's marketing, sale, or use of any Intellectual Property owed by the Foster Grant Group for the period up to and including the Closing Date have been paid or accrued consistent with Section 4.3.

                  (e) The Foster Grant Group has the right to use the name "Foster Grant" in connection with its business in the United States and in such other countries where the name has been registered as a trademark and are identified in SCHEDULE 4.10; provided, that Eyecare Products, plc, a United Kingdom company holds all right, title and interest in and to the name "Foster Grant" throughout the whole of Europe and the Middle East (excluding Israel).

         4.11 AUTHORITY TO SELL. The Seller and the Partnership each has all requisite corporate (or partnership, as applicable) power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly authorized, executed, and delivered by the Seller and the Partnership, is the legal, valid, and binding obligation of each of them, and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect relating to creditors rights generally, and that the remedy relating to creditors rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to general principles of equitable relief may be subject to general principles of equity. No material consent, authorization, approval, order, license, certificate, or permit of or form, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Seller or the Partnership for the execution, delivery, or performance of this Agreement by the Seller or the Partnership, other than the filings and approvals required by the Hart-Scott Rodino Antitrust Improvements Act of 1976. Except as set forth on SCHEDULE 4.11, no consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which the Foster Grant Group is a party, or to which any of its material properties or assets are subject, is required for the execution, delivery, or performance of this Agreement (except such consents referred to in SCHEDULE 4.11 as have been obtained at or prior to the date of this Agreement, copies of which have been delivered to the Purchaser); and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such material contract, agreement, instrument, lease, license, arrangement, or understanding; or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws, or partnership agreement, as applicable, of any member of the Foster Grant Group; or in any material respect, violate, result in a breach of, or conflict with any material law, rule, regulation, order, judgment, or decree binding on the Seller or any member of the Foster Grant Group or to which any of its material operations, business, properties, or assets are subject.

         4.12 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 4.12, to the Seller's knowledge:

                  (a) No Contaminants have at any time been treated, recycled or disposed of in any way by any member of the Foster Grant Group in or about any real estate owned, leased or operated by any member of the Foster Grant Group except as permitted under and in accordance with applicable law;

                  (b) There are no locations not presently owned, leased or operated by any member of the Foster Grant Group where Contaminants from the operation of the business of any member of the Foster Grant Group have been stored, treated, recycled or disposed of except as permitted under and in accordance with applicable law;

                  (c) There are no underground storage tanks located on or about real property owned, leased or operated by any member of the Foster Grant Group;

                  (d) There are no past or continuing releases of Contaminants into the environment from real property owned, leased or operated by any member of the Foster Grant Group or from other locations where wastes from the operation of the Foster Grant Group's properties or business have been or are located;

                  (e) No member of the Foster Grant Group has treated, stored or disposed of any hazardous waste (within the meaning of such terms under the federal Resource Conservation and Recovery Act, as amended (and any implementing regulations)), or any similar state or local legal requirements except as permitted under and in accordance with applicable law; and

                  (f) Neither the Seller nor any member of the Foster Grant Group has received any notice from any Person advising the Seller or any member of the Foster Grant Group that any member of the Foster Grant Group is potentially responsible for response costs with respect to a release or threatened release of Contaminants.

         4.13 LABOR PRACTICES. To Seller's Knowledge, there are no material claims for unfair labor practices or threatened between any member of the Foster Grant Group and any of their employees. No strikes, work slowdowns or stoppages or other labor disputes involving any member of the Foster Grant Group's employees are pending or, to the Seller's Knowledge, threatened. There is not pending any material grievance procedure or arbitration proceeding under any collective bargaining agreement covering any member of the Foster Grant Group's employees or former employees. Except as disclosed in SCHEDULE 4.6, no charges, audits, investigations or complaint proceedings are pending, or are to Seller's Knowledge threatened, before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. No member of the Foster Grant Group has experienced any work stoppage or other similar labor difficulty.

         4.14 COMPLIANCE WITH LAWS, PERMITS AND LICENSES. Except as disclosed on SCHEDULE 4.14, each member of the Foster Grant Group has complied with all material applicable laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder (collectively "Laws") of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect. Except as disclosed on
         SCHEDULE 4.14, no material expenditures or actions are, or will be, required by any member of the Foster Grant Group to bring the Foster Grant Group into compliance with such Laws. Except as set forth on
         SCHEDULE 4.14, to Seller's Knowledge, neither the Seller nor any member of the Foster Grant Group, nor any of their respective executive officers, employees or agents has received any written or oral notice of or citation for material noncompliance with any Laws including, without limitation, Environmental Laws (as defined herein), directly in connection with the Foster Grant Group. To the Seller's Knowledge except as set forth on SCHEDULE 4.14, there exists no fact, condition, situation or circumstance, which individually or in the aggregate, and after notice or lapse of time or both, would constitute material noncompliance with or give rise to material future liability with respect to any such Laws. All material permits and licenses required under applicable Laws to operate the Foster Grant Group as currently operated are listed in SCHEDULE 4.14 hereto.

         4.15 DIRECTORS, OFFICERS AND KEY EMPLOYEES. SCHEDULE 4.15 sets forth a true and complete list of the names and work addresses and total compensation received from Foster Grant Group or any member thereof of all current directors and officers of the members of the Foster Grant Group, and each other current employee of the Foster Grant Group who received base compensation of $50,000 or more in calendar year 1995 or as of October 31, 1996 would receive or accrue base compensation of $50,000 or more of projected remuneration for the calendar year 1996. Except as set forth in SCHEDULE 4.15 or in any Contract disclosed pursuant to Section 4.8, none of the persons listed therein have received any wage or salary increase or bonus since October 31, 1996, other than in the Ordinary Course of Business and consistent with the Foster Grant Group's policies and procedures, and there has not been any accrual for or commitment or agreement by any member of the Foster Grant Group to pay the same. Set forth on SCHEDULE
         4.15 is a correct and complete list of each employee of each member of the Foster Grant Group whose employment terminated, whether voluntarily or involuntarily and whether temporarily or permanently, within thirty (30) days prior to the Closing Date. No member of the Foster Grant Group employs any person in a manner that violates any non-competition, non-disclosure or other similar agreement (including without limitation those entered into in connection with any former employment).

         4.16 ABSENCE OF CERTAIN CHANGES. Since September 30, 1996, there has not been:

                  (a) Any change in the financial condition, properties, assets, liabilities, or operations related to the Foster Grant Group, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has a Material Adverse Effect;

                  (b) Any material Security Interest placed on any assets of the Foster Grant Group that remains undischarged on the Closing Date;

                  (c) Any obligation, liability or commitment incurred by any member of the Foster Grant Group that has a Material Adverse Effect;

                  (d) Any purchase, sale or other disposition or any agreement or other arrangement for the purchase, sale or other disposition of any of assets of the Foster Grant Group, other than those that are immaterial or are in the Ordinary Course of Business, except those expressly contemplated by this Agreement;

                  (e) Any lease, license or other agreement that has had a Material Adverse Effect, other than as set forth on SCHEDULE 4.16;

                  (f) Any damage, destruction or loss, whether or not fully covered by insurance, that has a Material Adverse Effect; or

                  (g) Any other matter that has a Material Adverse Effect that has not been disclosed herein or in a schedule or attachment furnished herewith.

         4.17 INSURANCE. SCHEDULE 4.17 sets forth a list of all material insurance policies providing insurance coverage of any nature to the Foster Grant Group. The Seller has previously made available to the Purchaser a copy of all of such insurance policies, as amended to the date hereof. Such policies are sufficient for compliance in all material respects by the Foster Grant Group with all material requirements of law and all material agreements to which the Foster Grant Group is a party or by which any of its assets are bound. All of such policies are in full force and effect and to the knowledge of the Seller, are valid and enforceable in accordance with their terms, and the Foster Grant Group has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has provided written notice to the Seller an intention to cancel any such policy. Purchaser acknowledges that all such policies are issued in the name of Seller and will remain the property of Seller in all respects from and after the Closing Date.

         4.18 TRANSACTIONS WITH INTERESTED PERSONS. Other than as disclosed on SCHEDULE 4.18 no officer, supervisory employee, director or shareholder of any member of the Foster Grant Group, and no spouse or children of any of such persons owns, directly or indirectly, on an individual or joint basis, any interest in or serves as an officer or director of any of the Foster Grant Group's customers, competitors or suppliers, or any organization that has a contract or arrangement with any member of the Foster Grant Group relating to the Foster Grant Group.

         4.19 BROKERS' FEES. No finder, broker, or similar agent has acted on behalf of, or has been retained by the Seller or is entitled to any fee from the Sellers as a result of any of the transactions contemplated by this Agreement.

         4.20 SALES REPRESENTATIVES. Attached as SCHEDULE 4.20 is an accurate list of all sales agents, dealers, or distributors of any member of the Foster Grant Group. Copies of all written agreements currently or previously in effect with such representatives will be furnished to Buyer prior to Closing. Except as disclosed in SCHEDULE 4.20, to its knowledge, no member of the Foster Grant Group has received notice of nor does any member of the Foster Grant Group have reason to believe that any sales representative listed on SCHEDULE 4.20 intends to terminate its relationship with such member (notwithstanding the expiration of any written agency agreement) or to decline to renew any written agreement.

         4.21 PROCESSES AND CUSTOMER LISTS. Each member of the Foster Grant Group has the right to use, free and clear of any material claims or rights of others, its customer lists and all material processes required for or incident to the distribution or marketing of products in connection with the Foster Grant Group. To the Seller's Knowledge, the Foster Grant Group is not using or in any way making use of any confidential information or trade secrets of any third party.

         4.22 GENERAL REPRESENTATION. None of the information contained in this Agreement, the Financial Statements, or any of the related documents or schedules attached or related hereto is or will be materially false or misleading or contains any misstatement of fact or omits any fact necessary to be stated in order to make the statements herein or therein not misleading in any material respect. Neither the Seller nor any officer of the Foster Grant Group knows of any fact relating to the Foster Grant Group that has not been disclosed herein or in any document or schedule attached thereto or delivered in connection herewith and which has a Material Adverse Effect or materially and adversely affects the ability of the Seller to perform its obligations under this Agreement and related documents or to consummate the transactions contemplated herein.

         4.23 NON-DISTRIBUTIVE INTENT. The Seller is acquiring the Preferred Stock for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Seller will not sell or otherwise dispose of such Preferred Stock without registration under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom, and the certificate or certificates representing such Preferred Stock may contain a legend to the foregoing effect. The Seller understands that it may not sell or otherwise dispose of such Preferred Stock in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act. Nothing contained herein shall be deemed to preclude the Seller from disposing the Preferred Stock acquired by it under this Agreement in accordance with applicable federal and state securities laws.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser and AAi represent and warrant to the Seller as follows:

         5.1 ORGANIZATION. The Purchaser and AAi are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation, with all requisite power and authority to own, lease, license, and use their properties and assets and to carry on the business in which they are now engaged and in which they contemplate engaging.

         5.2 AUTHORIZATION OF TRANSACTION. The Purchaser and AAi have all requisite corporate power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of the Purchaser and AAi have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Purchaser and AAi. This Agreement has been duly authorized, executed, and delivered by the Purchaser and AAi, is the legal, valid, and binding obligation of the Purchaser and AAi, and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect relating to creditors rights generally, and the remedies of specific performance and injunctive and other forms of equitable relief may be subject to general principles of equity.

         5.3 VALIDITY OF PREFERRED STOCK. Upon delivery to the Seller pursuant to the terms hereof, the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, and the Seller will own the Preferred Stock free and clear of all liens, encumbrances, claims, charges or interests of others, subject to no restrictions with respect to transferability, other than applicable securities laws. At the Closing, the Purchaser's capital structure will be as described in detail in SCHEDULE 5.3 hereto, including (without limitation) a description of all classes of capital stock and their respective rights and numbers of shares authorized, issued and outstanding of each such class. Purchaser has not authorized or issued any other class of capital stock or any other instrument convertible into or exchangeable for capital stock of the Purchaser. There are no outstanding options, warrants or other rights granting any person a right to purchase or otherwise acquire capital stock of the Purchaser.

         5.4 LITIGATION. No action, suit, claim, arbitration, proceedings or investigation is pending or, to the knowledge of the Purchaser or AAi, threatened which questions or challenges the validity of this Agreement or any other agreement identified herein or any action taken or to be taken in connection with the transaction contemplated hereby or thereby.

         5.5 NON-DISTRIBUTIVE INTENT. The Purchaser is acquiring the Shares for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Purchaser will not sell or otherwise dispose of such Shares without registration under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom, and the certificate or certificates representing such Shares may contain a legend to the foregoing effect. By virtue of its position, the Purchaser has access to the kind of financial and other information about the Foster Grant Group as would be contained in a registration statement filed under the Securities Act. The Purchaser understands that it may not sell or otherwise dispose of such Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act. Nothing contained herein shall be deemed to preclude the Purchaser from disposing the Shares acquired by it under this Agreement in accordance with applicable federal and state securities laws.

         5.6 NO CONFLICTS. No consent, authorization, approval, order, license, certificate, or permit of or form, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Purchaser or AAi for the execution, delivery, or performance of this Agreement by the Purchaser, other than the filings and approvals required by the Hart-Scott Rodino Antitrust Improvements Act of 1976. No consent of any party to any material contract, agreement, instrument lease, license arrangement, or understanding to which the Purchaser or AAi is a party, or to which any of their properties or assets are subject, is required for the execution, delivery, and performance of this Agreement by the Purchaser or AAi will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any material contract, agreement, instrument, lease, license, arrangement, or understanding of the Purchaser or AAi; or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of the Purchaser or AAi; or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Purchaser or AAi or to which any of their operations, business, properties or assets are subject.

         5.7 BROKERS' FEE. No finder, broker, or similar agent has acted on behalf of, or has been retained by the Purchaser or AAi and no finder, broker or similar agent is entitled to any fee as a result of any of the transactions contemplated by this Agreement, which fee the Purchaser and AAi represent will be paid by the Purchaser or AAi, as the case may be.

         5.8 INDEPENDENT INVESTIGATION. Purchaser and AAi, or their independent accountants, attorneys and agents acting on its behalf, (i) have reviewed the Financial Statements, and has had the opportunity to review information related to the Financial Statements, (ii) have reviewed the corporate records of the members of the Foster Grant Group, material agreements and other information relating to the Foster Grant Group and such documents that have been made available to Purchaser or AAi by Seller and the Partnership in response to Purchaser's or AAi's due diligence requests, and (iii) have had the opportunity to ask questions of and receive such information from Seller and the Partnership, as well as the members of the Foster Grant Group, and their representatives, with respect to the Foster Grant Group and its business and operations, which Purchaser and AAi believe is material to their assessment of the Foster Grant Group and Purchaser's purchase of the Shares pursuant to this Agreement. Purchaser and AAi have (i) had access to the books and records, financial and otherwise, of the members of the Foster Grant Group and the Partnership, and have inspected such books and records as they have deemed appropriate in connection with their investigation of the Foster Grant Group, (ii) been afforded an opportunity to investigate and make inquiries regarding the condition of the members of the Foster Grant Group, the Partnership and the assets, financial and otherwise, of the Foster Grant Group, and in the course thereof has not received actual knowledge of any matters or things that are inconsistent with any representation or warranty of Seller contained in this Agreement or that may give rise to any liability on the part of Seller under the Agreement, and Purchaser and AAi are not relying on any representations (other than those contained in this Agreement), oral or otherwise, by Seller or any of its officers, employees, directors, shareholders, agents or representatives, in regard to the purchase of the Shares.

6.       CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE SELLER.

         6.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of Purchaser and AAi under this Agreement are subject, at the option of the Purchaser and AAi, to the following conditions:

                  (a) The representations and warranties of the Seller and the Partnership contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date, except for changes contemplated by this Agreement.

                  (b) The Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

                  (c) The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure to obtain the same would not have a Material Adverse Effect.

                  (d) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

                  (e) The Seller shall have delivered to Purchaser and AAi a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(n) is satisfied in all material respects; provided, however, that with respect to the condition set forth in Section 6.1(c), the Seller shall only provide such certification with respect to those consents that the Seller or any member of the Foster Grant Group is required to obtain.

                  (f) The Partnership shall have delivered to the Purchaser and AAi a certificate to the effect that the condition specified above in Section 6.1(a) is satisfied in all respects with respect to the Partnership.

                  (g) The Seller shall have delivered to the Purchaser and AAi at the Closing: certified copies of each member of the Foster Grant Group's Certificate or Articles of Incorporation and By-laws; the partnership agreement; a good standing certificate from the Secretary of State of each state of incorporation of each member of the Foster Grant Group is incorporated, as of a date not more than thirty (30) business days prior to the Closing Date; original stock certificates or other evidences of equity ownership of each member of the Foster Grant Group. The Seller shall deliver at the Closing or thereafter: all stock books, minute books and corporate records of the Foster Grant Group; and all other material original agreements computer disks, documents, books and records relating to the Foster Grant Group and necessary to conduct the Foster Grant Group as currently or heretofore conducted. For the purposes of this paragraph, items described herein and located on the premises of the Partnership or any member of the Foster Grant Group shall be deemed delivered upon Closing by virtue of Purchaser taking control of such premises.

                  (h) All directors of each member of the Foster Grant Group shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors in writing effective immediately after the Closing. All non-employee officers of each member of the Foster Grant Group shall have resigned at or prior to the Closing in writing effective immediately after the Closing.

                  (i) All applicable waiting periods in respect of the transactions contemplated under this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired at or prior to the Closing or there shall have been an early termination of such periods in accordance with the parties' (or their affiliates', as appropriate) request therefor.

                  (j) AAi on the one hand and Marlin Capital, L.P. and its affiliates (jointly, "Marlin"), on the other shall, at or prior to the Closing, have executed and delivered a Shareholder Agreement, containing terms and conditions mutually agreed by and among such parties, pursuant to which AAi and Marlin shall have each invested in Purchaser $5,000,000; and all such commitments shall have been fully funded on or before the Closing.

                  (k) The parties to this Agreement shall have obtained at or prior to the Closing an agreement by and between Purchaser and Eyecare Products PLC ( the "Eyecare") granting Purchaser the right to purchase from Eyecare, for Fair Market Value, the trademarks assigned to Eyecare as provided under the terms and conditions set forth in the Trademark Assignment and Conditional Agreements between Kitty Little, plc and Bonneau (the "Agreements"), if at any time after the Closing (i) Seller has fewer than two (2) appointed individuals on the Eyecare board of directors or (ii) Seller's ownership interest in the issued and outstanding common stock of Eyecare decreases to less than ten percent (10%). No provision of this or any other agreement will in any way diminish any right held by Purchaser under the Agreements, and in particular no provision of this or any other agreement shall in anyway diminish the buy back rights provided to Bonneau in the Agreements.

                  (l) At or prior to the Closing, a sales representative agreement by and between the Partnership and Jacobs Marketing, Inc., ("Jacobs") shall have been executed and a copy thereof delivered to Purchaser whereby the Partnership agrees to appoint and Jacobs agrees to act as the Partnership's exclusive sales representative to Target Stores division of Dayton Hudson Corporation under terms and conditions reasonably satisfactory to Purchaser.

                  (m) The Seller shall have executed and delivered to Purchaser and AAi at or prior to the Closing a copy of a settlement and release by and between Oakley, Inc., Seller and Bonneau whereby the parties thereto forever discharge each other from any and all claims, complaints, causes of action, demands or liabilities with regard to the acts set forth in Civil Action No. 96-3420 B CGA, United District Court for the Southern District of California.

                  (n) The Seller shall have delivered to Purchaser and AAi a letter from Seller's accountants to the effect that Seller's independent accountants agree to provide Purchaser and AAi with (i) stand alone audited consolidated financial statements for the Foster Grant Group for the years 1995 and 1996 and an estimate of the costs of such audits; and (ii) at the appropriate time in connection therewith, a written consent of such accountants to permit the Purchaser and AAi to use the stand alone audited financial statements described herein in any registration statements prepared in connection with an initial public offering by AAi, subject to being provided normal satisfaction from the "Big Six" accounting firm then auditing AAi.

                  (o) Michael A. Aviles, at or prior to the Closing, shall have executed and delivered to Purchaser an agreement modifying certain provisions of his Offer of Employment dated January 15, 1996, and any amendments thereto, and in particular such modifications shall include the re-defining of "severance" whereby Mr. Aviles shall not receive severance as a result of the consummation of the transaction contemplated hereby.

                  (p) At or prior to the Closing, the Seller shall have delivered to the Purchaser and AAi a copy of the Finance and Security Agreement by and between the Partnership and NATIONSBANK, N.A. (the "Operating Loan"), and such agreement shall be in a form and of a substance reasonably satisfactory to the Purchaser and AAi, including (without limitation) the right to draw down not less than 19 million dollars at the Closing to be used towards the Purchase Price as set forth in this Agreement.

                  (q) At or prior to the Closing, the Seller shall have delivered to the Purchaser a release of any and all obligations of the Partnership as set forth in the Deed of Trust and First Amendment to Loan Agreements dated May 3, 1996 by and between First Interstate Bank of Texas, N.A. (the "Bank"), BEC Group, Inc. and the Partnership. Such release shall be in form and substance reasonably satisfactory to the Purchaser and AAi.

                  (r) At or prior to the Closing the Seller shall have delivered to the Purchaser a release from any and all liability and obligations of the Partnership under the Essilor Indemnity Agreement dated as of February 11, 1996 by and between Essilor International S.A. and BEC Group, Inc. to which the Partnership is a party. Such release shall be in form and substance reasonably satisfactory to the Purchaser and AAi.

                  (s) The Purchaser and AAi shall have received from Kane Kessler, P.C. counsel for the Seller, a favorable opinion, dated as of the Closing Date and reasonably satisfactory in form and substance to AAi and AAi's counsel, to the effect as stated in 4.1, 4.2, and 4.6, as well as to the effect that the consummation by the Seller of the transactions contemplated by this Agreement and the documents described herein have been duly authorized by all necessary corporate action of the Seller.

                  (t) At or prior to the Closing, the Partnership shall have conveyed the Dallas Property to the Seller (or its designee), and the Seller (or its designee) shall have assumed the existing mortgage on such Dallas Property; and Seller (or such designee) and the Partnership shall have executed and delivered a lease agreement, in accordance with Section 7.5 below, pursuant to which the Foster Grant Group shall lease its current premises located at the Dallas Property.

                  (u) Subject to Section 2.2 (iii), above, at or prior to Closing, all intercompany loans and advances existing among the Seller and the members of the Foster Grant Group shall have been forgiven and released in full.

                  (v) At or prior to the Closing, AAi will have concluded discussions with HMG World Wide In Store Marketing, Inc. to the effect that the terms and provisions of the Display Purchase Agreement dated September 30, 1995 are in form and substance reasonably satisfactory to the Purchaser and AAi.

         6.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller under this Agreement are subject, at the option of the Seller, to the following conditions:

                  (a) The representations and warranties of the Purchaser and AAi contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date, except for changes contemplated by this Agreement.

                  (b) The Purchaser and AAi shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

                  (c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

                  (d) The Purchaser and AAi shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(l) is satisfied in all material respects; provided, however, that with respect to the condition set forth in Section 6.2(c), the Purchaser shall only provide such certification with respect to consents the Purchaser is required to obtain.

                  (e) The Purchaser and the Partnership shall have delivered the Purchase Price to the Seller.

                  (f) The Purchaser shall have delivered to the Seller at the Closing: a certified copy of the Purchaser's Certificate or Articles of Incorporation and By-laws, and a good standing certificate from the Secretary of State of the Purchaser's state of incorporation, as of a date not more than thirty (30) business days prior to the Closing Date.

                  (g) All applicable waiting periods in respect of the transactions contemplated under this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired at or prior to the Closing or there shall have been an early termination of such periods in accordance with the parties' (or their affiliates', as appropriate) request therefor.

                  (h) The Seller shall have received from Hinckley, Allen & Snyder, counsel for the Purchaser and AAi, a favorable opinion, dated as of the Closing Date and reasonably satisfactory in form and substance to Seller and Seller's counsel, to the effect as stated in 5.1, 5.2, and 5.3, as well as to the effect that the consummation by the Purchaser and AAi of the transactions contemplated by this Agreement and the documents described herein have been duly authorized by all necessary corporate action of the Purchaser and AAi.

7.       COVENANTS AND AGREEMENTS OF THE PURCHASER AND THE SELLER.

         The Purchaser and the Seller covenant and agree with each other as follows:

         7.1      CONFIDENTIALITY.

                  (a) In order to consummate the transactions contemplated by this Agreement Confidential Information may be disclosed among the parties. Therefore, the Seller, on its own behalf and on behalf of each member of the Foster Grant Group, the Partnership, on its own behalf, and the Purchaser agree that in consideration of the other party's disclosure of Confidential Information the receiving party hereunder shall:

                           (i) treat and safeguard such Confidential Information with at least the same degree of care as it normally exercises to protect its own confidential information but in no event with less than a reasonable degree of care;

                           (ii)     restrict disclosure of Confidential
                           Information solely to its employees, advisors or representatives ("Representatives") with a need to know and not disclose such Confidential Information to any other parties; and

                           (iii) use the Confidential Information provided hereunder only in connection with the performance of its duties hereunder and for no other purposes.

                  (b) The parties agree that the foregoing restrictions shall not apply to information that:

                           (i) is known by the recipient at the time of disclosure;

                           (ii) is or becomes, through no fault of the recipient, available to the public;

                           (iii) is obtained by the recipient from a third party without breach of any agreement with, or obligation or confidentiality to the disclosing party;

                           (iv) is independently developed by the recipient without use of Confidential Information received from the disclosing party;

                           (v)      is required by law or court order to be
                           disclosed.

         If this Agreement is terminated for any reason whatsoever, each party shall (i) return to the other all tangible embodiments (and all copies) of such Confidential Information that are in its possession; (ii) not use any such Confidential Information in its own operations or (iii) not disclose any such Confidential Information to any Person for any purpose or reason whatsoever unless required to do so by law. Without limiting the generality of the foregoing, the existing Confidentiality Agreement between AAi and Seller, dated October 2, 1996, shall remain in full force and effect according to its terms.

         7.2 BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled each of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

         7.3 OPERATION OF BUSINESS. The Seller and the Partnership, with respect to itself only, covenant with the Purchaser as follows: without the prior written consent of the Purchaser, between the date hereof and the Closing Date they shall not, in connection with the Foster Grant Group, cause or permit any member of the Foster Grant Group to, and no member of the Foster Grant Group shall in any material respect:

                  (a) adopt, amend or modify any material employment or personnel contract or plan, or increase the level of compensation payable to any officer, director or employee of the Foster Grant Group, other than increases not greater than 4% annually over the current level of compensation and in accordance with past practice;

                  (b) make any change in its authorized capital stock including, without limitation, any stock split or reclassification in respect of its outstanding capital stock, or declaration, payment or setting aside for payment of any dividend, fees, or other distribution, including the grant of any stock options, in respect of any of the Foster Grant Group's capital stock or any redemption, purchase or other acquisition of any shares of the capital stock or other securities of the Foster Grant Group;

                  (c) sell, transfer or otherwise dispose of any assets of the Foster Grant Group, except for sales of inventory in the Ordinary Course of Business consistent with past practices;

                  (d) incur any obligation or liability (fixed or contingent) relating to the Foster Grant Group, except trade or business obligations incurred in the Ordinary Course of Business consistent with past practice;

                  (e) cancel or compromise any material debt or claim, or waive or release any rights of value other than in the Ordinary Course of Business;

                  (f) transfer, abandon, fail to maintain in good standing or grant any rights under or with respect to any material leases, licenses, agreements or Intellectual Property, or enter into any agreement limiting the Foster Grant Group's ability in any material respect to conduct its operations or distribute its products anywhere in the world;

                  (g) issue, sell, or otherwise dispose of any shares of capital stock or any evidences of indebtedness or other securities (except extensions or renewals or replacements of evidences of indebtedness which extensions, renewals or replacements are issued in the Ordinary Course of Business consistent with past practice with respect to evidences of indebtedness reflected in the Financial Statements);

                  (h) except as expressly contemplated hereby, amend articles of incorporation or bylaws or the partnership agreement;

                  (i) enter into any material contract or arrangement other than in the Ordinary Course of Business;

                  (j) fail to maintain the material properties and assets of the Foster Grant Group, whether owned or leased, in their current operating condition and repair, reasonable wear and tear excepted;

                  (k) fail to maintain in full force and effect insurance for the Foster Grant Group providing coverage and amounts of coverage in accordance with its current and industry practice;

                  (l) merge or consolidate with any other corporation or acquire any stock, business, or substantially all of the property or assets of any other Person;

                  (m) do any act which, with or without the giving of notice or the passage of time, or both, would result in a material breach of or material default under any Contract required to be listed in SCHEDULE 4.8;

                  (n) enter into any material agreement or understanding to do any of the foregoing; or

                  (o) do or omit to do anything else that has a Material Adverse Effect.

         7.4 FULL ACCESS. The Seller shall permit and shall cause each member of the Foster Grant Group to permit representatives of the Purchaser and AAi to have reasonable access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Foster Grant Group, to all premises, properties, personnel, personnel records (including tax records), contracts, and documents ("Records") of or pertaining to the Foster Grant Group. The Purchaser shall treat and hold such Records in accordance with the provisions of Section 7.1 hereof.

         7.5 OCCUPATION OF THE DALLAS PROPERTY. The Purchaser and the Seller shall execute and deliver a Lease and Services Agreement, in form mutually agreed pursuant to which the Partnership shall occupy the space currently occupied by the Partner at the Dallas Property and pursuant to which the Seller shall provide the Partnership certain services to be agreed therein.

         7.6 PAYMENT OF CERTAIN EMPLOYEE BONUSES. The Purchaser shall pay (or shall cause Foster Grant Group to pay), no later than April 30, 1997, up to $500,000 in the aggregate in bonuses to certain key employees, in accordance with Attachment II to SCHEDULE 4.15.

         7.7 FURTHER ASSURANCES. At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         7.8 NAME CHANGE. On or before the Closing Date, Seller shall have effected a change of the corporate name of BEC Distribution, Inc. The Purchaser shall have designated a name of its choosing. In the event such name change has not been effected prior to Closing, the parities shall cooperate after the Closing to effect the name change. After the Closing Date or the Closing Date, whichever is earlier, the Purchaser, the members of the Foster Grant Group and the Partnership shall not have any right, title or other interest in or to the names "BEC", "Benson" or "Bolle" or any variations thereof or any names containing or incorporating such names.

         7.9 BOLLE(R) BRAND. The Purchaser agrees for itself and on behalf of the members of the Foster Grant Group and the Partnership, from and after the Closing, not to copy, or to sell, market or otherwise distribute products copying Bolle(R) brand products in violation of any applicable statute, law, ordinance or regulation; provided, that the parties acknowledge and agree hereby that the Foster Grant Group and the Partnership may, notwithstanding anything contained in this Section
         7.9 to the contrary, such, market and distribute any such product presently included in their product lines for the 1997 season.

         7.10 NON-COMPETITION. The Seller hereby agrees that for a period of three (3) years from the Closing Date, neither the Seller nor any other individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity that directly or indirectly controls or is controlled by the Seller shall directly or indirectly engage in, own, manage, operate, join, assist, advise or control, any person, corporation or entity engaged in a business directly competitive with the Foster Grant Group as it exists as of the Closing Date. Notwithstanding anything contained herein to the contrary,

                  (i) The restrictions set forth herein shall not apply to or to be deemed in any way to restrict the existing business, as of the Closing Date, of Seller Bolle(R) America, Inc.; Optical Radiation Corporation; or Eyecare Products, PLC; and

                  (ii) The following shall not be deemed to be in violation of the above restrictions:

                           (1) ownership of publicly traded securities having no more than 5% of the outstanding voting power of any competitive entity, or

                           (2) any association by the Seller or any of its affiliates subsequent to the Closing Date which results from the acquisition by the Seller or any of its affiliates of an entity who is engaged in a business directly competitive with the Foster Grant Group, if such entity's gross revenues resulting from such competitive activities are less than $10,000,000 per year.

         7.11     INCOME TAXES AND INCOME TAX PREPARATION.

                  (a) The companies making up the Foster Grant Group shall be included in the consolidated federal Income Tax Return filed by the Seller for the period from January 1, 1996 through the end of the day on the Closing Date, and Seller shall be responsible for making all required Income Tax payments for such period pursuant to such consolidated Income Tax Return. The parties agree that for the purpose of preparing such consolidated federal Income Tax Return, as well as any Income Tax Returns for which the taxable year does not close at the end of the day on the Closing Date, there will be an interim closing of the books of the members of the Foster Grant Group and of the Partnership as of the end of the day on the Closing Date and all payments (if any) representing cancellation of options to purchase shares of the Seller held by Foster Grant Group employees shall be treated as extraordinary items within the meaning of Reg. Section 1.1502-76(b)(2)(ii)(C) which shall be allocated to the period ending at the end of the day on the Closing Date for all tax purposes.

                  (b) Seller shall be responsible for the preparation and filing of all Income Tax Returns in respect of federal and state income taxes for the Foster Grant Group, the Partnership or any member of the Foster Grant Group for taxable years or periods ending on or before the end of the day of the Closing Date and shall be responsible for the payment of any Income Taxes. The Seller shall also be responsible for preparing and filing the Partnership's 1996 calendar year federal, state and local Income Tax Returns. The Purchaser shall be responsible for the preparation and filing of any other federal, state and local Income Tax Returns for the Foster Grant Group, the Partnership, or the members of the Foster Grant Group for periods beginning after the Closing Date.

                  (c) With respect to any period beginning before and ending after the Closing Date, the determination of income, losses and taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be made by an interim closing of the books at the end of the day of the Closing Date, except that extraordinary items shall be allocated in accordance with the principles of Reg. Section 1.1502-76(b)(2)(ii)(C) and that any exemptions, allowances or deductions that are calculated on a calendar year basis and annual property taxes shall be prorated on the basis of the number of days in the calendar year elapsed through the Closing Date as compared to the number of days in the calendar year elapsing after the Closing Date. All such Income Tax Returns shall be prepared in accordance with prior practice. Any taxes due with respect to any such periods shall be pro rated in accordance with the interim closing of the books as herein provided. In addition, notwithstanding anything to the contrary contained herein, the Seller shall prepare the 1996 calendar year Income Tax Return of the Partnership on the basis of an interim closing of the books at the end of the day of the Closing Date and based on a package of Income Tax information provided by Purchaser covering the period from the day after the Closing date through the end of the calendar year 1996 and delivered to Seller no later than forty-five (45) days after the end of the calendar year 1996. Except as indicated above, such package shall be completed in accordance with the past practice of the Seller as to the method of computation of taxable income and other relevant measures of income.

                  (d) At least thirty (30) days prior to the due date (including extensions) for the filing of Seller's 1996 consolidated federal Income Tax Return, Seller shall provide Purchaser, for its approval and the signature (with respect to the Partnership income tax return) of the appropriate officers or partners, copies of the Seller's 1996 consolidated federal income tax return and the Partnership's 1996 calendar year Income Tax Return or Returns. No later than thirty (30) days before the due date thereof, Purchaser shall provide Seller, for its approval, copies of all other Income Tax Returns for which Seller may have an obligation for a portion or all of the Incomes Taxes shown thereon. Approval by either party shall not be unreasonably withheld, and signed Returns shall be returned no less than fifteen (15) days prior to the due date; notwithstanding the foregoing, the Purchaser's right to approve the Seller's 1996 consolidated Income Tax Return shall be limited to those items included therein which relate directly to the Foster Grant Group or any member thereof. No later than 5 business days before the due date for payments of Income Taxes with respect to any such Income Tax Return prepared by Purchaser but for which Seller has an obligation for a portion or all of the Income Taxes shown thereon, Seller shall pay to Purchaser an amount equal to the Income Taxes agreed to be allocable to Seller pursuant to this Agreement, if any.

                  (e) In addition to the foregoing, the parties agree to cooperate with each other in the preparation of any Income Tax Return and in the conduct of any audit or other proceedings involving the Foster Grant Group or any member thereof, and to provide each other such assistance and documents as may be reasonably requested in connection with the preparation of any return or the conduct of any audit or other proceeding. The provisions of Section 8.4 shall apply to any audit or contest of any Income Tax Return.

                  (f) The Purchaser will not, nor will it permit members of the Foster Grant Group, to make any changes in Income Tax accounting methods or conventions, make or rescind any election, or report or treat any specified item on any Income Tax Return for any taxable period ending after the Closing Date in a manner inconsistent with the manner in which such specific item was reported or treated on any such Income Tax Return for a taxable period ending on or prior to the Closing Date, if such action would have an effect of either increasing the Income Tax liability or reducing the Income Tax benefits of the Foster Grant Group on or prior to the Closing Date or of the Seller for any taxable period. The Purchaser agrees that any sales of assets by the Foster Grant Group after the Closing Date but before the end of the calendar year shall be treated as an extraordinary item for Income Tax purposes.

                  (g) If Purchaser or any member of the Foster Grant Group receives any refund of Income Taxes or utilizes the benefit of any overpayment of Income Taxes which relates to an income Tax paid by Seller or the Foster Grant Group with respect to a period ending on or prior to the Closing Date, the Purchaser shall make a payment to Seller at the time of and equal to the amount of the refund or overpayment utilized. Purchaser agrees, that without the express permission of Seller, it will not carry back to periods ending on or before the Closing Date any loss or credit recognized by the Foster Grant Group subsequent to the Closing Date.

                  (h) In addition to (and not in limitation of) the indemnities provided in Section 8, Seller shall indemnify and save Purchaser and AAi harmless from any and all Taxes imposed on Purchaser or AAi either (i) arising as a result of the transactions contemplated by this Agreement; (ii) with respect to or relating to any period ending on or before the Closing Date, or, in the case of any taxable period that includes, but does not end on, the Closing Date, the portion of said period ending on the Closing Date; (iii) resulting from any member of the Foster Grant Group ceasing to be affiliated with Seller; and (iv) attributable to Seller for any taxable period.

                  (i) Notwithstanding anything contained in this Agreement to the contrary, the Seller shall have the benefit (without reimbursement to the Partnership) of any tax losses through the Closing Date, other than tax loss carry-forwards not utilized as of such Closing Date.

         7.12 CHARACTERIZATION OF CERTAIN PAYMENTS. All payments paid by the Seller or the Purchaser under Sections 2.2 and 7.11 and Section 8 shall be treated for all tax purposes as adjustments to the Purchase Price.

         7.13 INVENTORY PRICE ADJUSTMENT. If the Purchaser or the Foster Grant Group (as the case may be) has not realized, and is not reasonably in a position to realize, within two (2) years from the Closing Date at least $15,355,000 from the inventory appearing on the September 30, 1996 Balance Sheet, the Seller will promptly pay the Purchaser the difference in cash; any amount due hereunder may be offset against the redemption of the Preferred Stock.

         7.14     CERTAIN EMPLOYEE BENEFITS.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, the Seller hereby acknowledges that the Purchaser is not acquiring and shall not assume sponsorship of any Employee Benefit Plan maintained by the Seller and in which employees of the Foster Grant Group, the Partnership or any members of the Foster Grant Group participate, including (without limitation) the BEC Group, Inc. 401(K) Retirement Plan and any group health and welfare insurance plans sponsored by the Seller.

                  (b) Effective on the Closing Date, all employees of the Foster Grant Group, the Partnership and the members of the Foster Grant Group shall cease to be active participants in the BEC Group, Inc. 401(k) Retirement Plan (the "401(k) Plan"), and they shall be fully vested in their account balances under the Plan without regard to their years of service under the Plan. The parties acknowledge and agree that Seller shall, to the extent permitted by applicable law and the effective terms and conditions of any such Employee Benefit Plan other than the 401(k) Plan, permit employees of the Foster Grant Group, the Partnership and the members of the Foster Grant Group to participate in existing health and welfare Employee Benefit Plans after the Closing Date for a reasonable transition period, provided, that the Purchaser hereby agrees to reimburse Seller any and all extraordinary, out-of-pocket or other costs or expenses incurred by Seller as a result of or in connection with the participation of any such employees in any such Employee Benefit Plans, and the Purchaser (for itself and, after the Closing Date, on behalf of the Foster Grant Group, the Partnership and the members of the Foster Grant Group) agrees that it (or such entities, as appropriate) shall be solely responsible for all employer contributions, costs, or other expenses relating to or resulting from the participation of any such employees.

                  (c) From and after the Closing Date, the Purchaser and the Foster Grant Group shall be solely responsible for (i) health insurance coverage with respect to any former employee of the Foster Grant Group, the Partnership or any member of the Foster Grant Group who (1) has in place, as of the Closing Date, a valid health care contribution election pursuant to
                  Section 601 ET SEQ. of ERISA (known as "COBRA") or (2) has retired from the employ of any such entities and is entitled to coverage under any retiree or other medical plan, policy or arrangement.

                  (d) Nothing herein contained shall serve as a guarantee to any of the individuals referred to in Section 7.14 (c) above with regard to any health insurance coverage other than health insurance coverage available to persons actively employed by the Purchaser or AAi.

         7.15 HART- SCOTT RODINO The Purchaser and the Seller shall execute all filings required under the Hart- Scott Rodino Anti Trust Improvements Act of 1976 prior to the Closing. The Parties agree that any and all fees associated with such filings, excluding attorneys fees, shall be borne equally by the Purchaser and the Seller and each party agrees to submit its respective portion of the fee upon filing its submission.

         7.16 RELEASE OF GUARANTIES. From and after the Closing Date, the Purchaser shall cooperate, and shall cause the Foster Grant Group, to provide the Seller reasonable assistance in obtaining the release of any guaranties by Seller or its predecessor, Benson Eyecare Corporation, of obligations of the Foster Grant Group or any of its members. The Purchaser or the Foster Grant Group agrees to provide equivalent guaranties, to the extent reasonably requested. The Seller shall reimburse any direct out-of-pocket expenses and costs incurred as a result of cooperation provided under this Section 7.16.

8.       INDEMNIFICATION.

         8.1 BY THE SELLER. The Seller and its respective successors and permitted assigns agree to indemnify the Purchaser and AAi (including each of their employees, directors and officers and agents), and any permitted successor or assignee of the Purchaser and AAi, to hold each of them harmless from and against any and all actual costs, losses, claims, obligations, liabilities, fines, penalties, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses, including fees, disbursements and expenses of attorneys, accountants and consultants of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by any of them (hereafter, an "Indemnified Loss") in connection with, or incident to:

                  (a) Conditions, circumstances or occurrences which constitute or result in any breach of any representation, warranty or covenant of the Seller on its own behalf or on behalf of any member of the Foster Grant Group contained in this

                  Agreement or in any agreement, Schedule or Exhibit referred to herein or attached hereto, or in the Financial Statements or in any other certificate or related document delivered at or prior to the Closing, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations, warranty or covenants made by the Seller;

                  (b)      Any liabilities arising out of the Excluded
                  Liabilities.

                  Provided, however, that no indemnification shall be payable with respect to claims asserted by the Purchaser to the extent the Indemnified Parties have insurance that would cover such Indemnified Losses.

         8.2. BY THE PURCHASER AND AAI. The Purchaser and AAi agree to indemnify the Seller (including its employees, directors and officers), and any other permitted successor or assignee of the Seller, to hold harmless from and against any and all Indemnified Losses incurred by any of them in connection with, or incident to:

                  (a) conditions, circumstances or occurrences which constitute or result in any breach in any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any Schedule or Exhibit referred to herein attached hereto, or in any agreement referred to herein or in any schedule, certificate or other related document delivered at or prior to the Closing, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations, warranty or covenants made by the Purchaser or AAi (other than as a result of a breach or violation actually known to the Indemnified Party, hereafter defined, prior to the Closing).

                  (b) any failure by the Purchaser, or, after the Closing Date, by any member of the Foster Grant Group or the Partnership, to pay amounts due third parties or other indebtedness, or otherwise arising from or relating to (i) obligations or liabilities of the members of the Foster Grant Group or the Partnership (other than the Excluded Liabilities) or (ii) the liabilities described in Section 2.6, above.

         Provided, however, that no indemnification shall be payable with respect to claims asserted by the Seller to the extent the Indemnified Parties have insurance that would cover such Indemnified Losses.

         8.3      LIMITATIONS.

                  (a) No indemnification shall be payable by either party through claims asserted by an Indemnified Party more than two
                  (2) years after the Closing Date, other than indemnification claims based upon Income Tax liabilities of the Foster Grant Group, with respect to which the Seller's obligation to indemnify shall extend until the applicable statutes of limitations on enforcement thereof has expired, but in no event more than seven (7) years after the Closing Date, or until the conclusion of any proceeding commenced within such period. Seller and Purchaser, respectively, shall not be liable for indemnification under Section 8.1(a) or Section 8.2(a) unless and until the aggregate amount of Indemnified Loss for the Indemnified Party under the appropriate Section referred to above shall equal or exceed $250,000 (the "Threshold"), and in no case shall either party assert any claim for indemnification under this Article 8 for any Indemnified Loss included within such party's Threshold; provided, that, notwithstanding anything contained in the foregoing to the contrary, the Threshold shall not apply in the case of an Indemnified Loss described in Section 8.1(b) or Section 8.2(b). Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be liable for any Indemnified Losses in excess of the Purchase Price, as adjusted pursuant to this Agreement.

                  (b) Notwithstanding anything contained in this Article 8 to the contrary, the parties have agreed to share in the Litigation Costs as set forth more fully in Section 2.4(b), above. Such agreed cost sharing shall apply with respect to such Litigation Costs and the Litigation Liabilities, and neither party shall assert a claim for indemnification under this Article 8 unless and until the other party shall have failed to perform its obligations under such Section 2.4, in which case the Threshold provided in Section 8.3(a), above, shall not apply; or, in the event aggregate Litigation Costs exceed $500,000, in which case Purchaser may assert a claim for indemnification hereunder and the Threshold provided in
                  Section 8.3(a) shall not apply.

         8.4      INDEMNITY PROCEDURES.

                  (a) Any party entitled to indemnification hereunder ("Indemnified Party") shall give prompt, written notice to the other party ("Indemnifying Party") of any claim hereunder specifying the amount and nature of the claim. The failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of any liability that it may otherwise have under this Agreement, unless such failure materially and adversely prejudices the Indemnifying Party;

                  (b) The Indemnifying Party shall have the right to take such action as in its judgment is necessary or desirable to contest any matter involving a third party that gives rise to an Indemnified Loss and shall conduct at its expense the defense, by counsel mutually and reasonably satisfactory to the parties, of any claim or legal proceeding commenced by a third party insofar as it relates to an Indemnified Loss;

                  (c) The Indemnified party will not pay or satisfy any obligation constituting and Indemnified Loss if it is advised in writing that such amount is being contested in good faith by the Indemnifying Party, and if and so long as the Indemnifying Party in fact actively contests the same, or, in the case of a proceeding described in clause (b) above, actively defends the same as set forth in (b) above. No settlement of any such proceeding shall be made without the consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall have the right to participate in (but not to control, unless the Indemnified Party, after receiving notice of a claim, has failed to take any action with respect to such claim) the defense of any such legal proceeding at its expense by counsel of its choice and shall cooperate in the defense of any such claim (including providing such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder), but shall be entitled to be reimbursed as provided herein for all costs and expenses (including reasonable attorney's fees) incurred in connection with cooperation furnished at the request of the Indemnifying Party. The parties shall use all reasonable efforts to resolve equitably and expeditiously any dispute between them as to an Indemnified Loss, pursuant to Section 8.1 hereof.

                  (d) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid the Indemnifying Party upon the earlier to occur of: (1) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (2) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (3) a settlement of the claim. With regard to other Indemnified Losses payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

9.       MISCELLANEOUS.

         9.1 PUBLIC STATEMENTS. Except as may be required by law, or as otherwise provided under Section 7.1 of this Agreement, before any party hereto shall release any information concerning this Agreement that is intended for or may result in public dissemination thereof, they shall cooperate with the other party hereto, shall furnish drafts of all documents or proposed oral statements to each other for comments, and shall not release any such information without the consent of the other party hereto, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent any party from furnishing any information required by law, rule or regulation, including the rules of a national securities exchange; or to any governmental authority if required to do so by law or court order.

         9.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants herein or in any attached schedule, certificate, statement or other supporting document shall be deemed to have been relied upon by the party in whose favor such provisions operate and, subject to applicable time and recovery limitations thereon in Section 8 hereof, shall survive the execution and delivery of this Agreement and the Closing Date and continue in full force and effect regardless of any investigation made by or on behalf of such party at any time, except to the extent that a party had actual, specific knowledge of a breach or violation thereof prior to the Closing Date, which the party alleging such knowledge must prove by a preponderance of the evidence.

         9.3 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and the Indemnified Parties and their respective successors and permitted assigns and other than the Foster Grant Group employees identified pursuant to the Schedules hereto as intended recipients of certain bonuses pursuant to Section 7.6 hereto.

         9.4 ENTIRE AGREEMENT. This Agreement, including the Schedules, Exhibits and other documents attached hereto and referred to herein, constitutes the entire agreement among the parties and supersedes and prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         9.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be binding upon the parties named herein and their respective successors (including, without limitation, successors by operation of law) and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, except to a wholly-owned subsidiary, without the consent of the other party, which shall not be unreasonably withheld.

         9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.7 HEADINGS AND RECITALS. The section Headings and Recitals contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           If to the Seller:

                           BEC Group, Inc.
                           555 Theodore Fremd Avenue
                           Suite B-302
                           Rye, New York 10580
                           Telecopier: (914) 967-9405
                           Attn: Martin Franklin, CEO
                           with a copy to:

                           Kane Kessler, P.C.
                           1350 Avenue of the Americas
                           New York, New York 10019-4896
                           Attn: Robert Lawrence


                           If to the Purchaser:

                           Foster Grant Holdings, Inc.
                           1601 Valley View Lane
                           Dallas, Texas 75234
                           Attn: Duane DeSisto

                           with a copy to:

                           Stephen J. Carlotti, Esq.
                           Hinckley, Allen & Snyder
                           1500 Fleet Center
                           Providence, Rhode Island 02903

                           If to AAi:

                           Accessories Associates, Inc
                           500 George Washington Highway
                           Smithfield, Rhode Island 02917
                           Attn: Gerald F. Cerce

                           with a copy to:

                           Stephen J. Carlotti, Esq.
                           Hinckley, Allen & Snyder
                           1500 Fleet Center
                           Providence, Rhode Island 02903

         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to its principles of conflicts of law.

         9.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized representatives of the Purchaser, AAi and the Seller. No waiver by any party or any default,


                      [THIS SPACE INTENTIONALLY LEFT BLANK]
         misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights incorporated herein by reference and made a part hereof.

         9.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.12 AGREEMENTS, DOCUMENTS AND INSTRUMENTS. Unless otherwise expressly provided or unless the context requires otherwise, references to any agreement, document or instrument shall be deemed to mean and include such agreement, document or instrument as amended, modified or supplemented from time to time in accordance with the terms hereof.

         9.13 EXPENSES. Except as expressly provided in Section 7.15, above, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         9.14 AAI GUARANTY. AAi hereby guarantees the full and complete performance by the Purchaser of all of the Purchaser's obligations under this Agreement, subject to the terms and conditions contained herein.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                  FOSTER GRANT HOLDINGS, INC.

                                  By: /s/ Duane DeSisto
                                      -------------------------------------
                                  Title: Treasurer
                                        -----------------------------------



                                  BEC GROUP, INC.

                                  By: /s/ Martin Franklin
                                      -------------------------------------
                                  Title: Chairman
                                        -----------------------------------

                                  FOSTER GRANT GROUP, L.P.



                                  By: /s/ Martin Franklin
                                      -------------------------------------
                                  Title:
                                         ----------------------------------



                                  ACCESSORIES ASSOCIATES, INC.



                                  By: /s/ Duane DeSisto
                                      -------------------------------------
                                  Title: Chief Financial Officer
                                         ----------------------------------

                                  SCHEDULE 5.3
                                CAPITAL STRUCTURE

         Class A Preferred Non-Voting Stock:

                  Voting Rights:        None
                  Dividend Rights:      None
                  Convertible:          No
                  Redemption Date:      February 28, 2000

                  Redemption Pay-Out:   Will be redeemed by the Purchaser by
                                        payment of an amount determined with
                                        reference to the combined net sales of
                                        sunglasses, reading glasses and
                                        accessories by the Foster Grant Group
                                        and AAi for the year ending December 31, 1999, determined in accordance with generally accepted accounting principles consistently applied and excluding an amount equal to the net sales determined in accordance with generally accepted accounting principles consistently applied, by AAi of such products for the year ending December 31, 1996, as follows:

                  FOSTER GRANT GROUP NET SALES:           REDEMPTION AMOUNT:
                  -----------------------------           ------------------

                  $90,000,000 or less:                         $1,000,000
                      >  $100,000,000:                         $2,000,000
                      >  $110,000,000:                         $4,000,000
                      >  $120,000,000:                         $6,000,000

                  The amount payable by Purchaser shall be prorated for net sales between the targets specified above.

                  Optional Payment:     AAi will agree that Seller may, at its
                                        option, exchange the Preferred Stock for shares of AAi common stock in the event
                                        AAi completes an initial public offering
                                        ("IPO") at any time within three (3)
                                        years of the Closing Date. The Seller
                                        shall have sixty (60) days from the date of the closing of the IPO in which to exchange the Preferred Stock. In the event that the Seller shall fail to exchange the Preferred Stock in accordance with the terms of this Optional Payment, then the Seller shall forever forfeit the right and privilege to effect such exchange. The number of shares to be issued by AAi upon such exchange shall be equal to the maximum potential Redemption Pay-Out divided by the per share initial offering price, multiplied by .85. Any AAi shares so issued will be restricted securities.
                                        AAi will afford the holder "piggyback"
                                        registration rights.

         Common Stock:                  Ten thousand (10,000) shares of common
                                        stock, par value of $.01 per share.

                                                                    Exhibit 10.3

                                 BEC Group, Inc.
                            555 Theodore Fremd Avenue
                                   Suite B-302
                               Rye, New York 10580




                                                  December 11, 1996






Accessories Associates, Inc.
500 George Washington Highway
Smithfield, RI 02917

Gentlemen:

         Reference is made to that certain Stock Purchase Agreement dated November 13, 1996 (the "Purchase Agreement") amongst BEC Group, Inc., Foster Grant Holdings, Inc., a Delaware corporation ("Holdings") and Accessories Associates, Inc., a Rhode Island corporation ("AAI"), and certain other persons, whereby Holdings acquired all the issued and outstanding capital stock as well as partnership interests in certain subsidiaries and affiliates of BEC. The Purchase Agreement contemplated, and had as a condition to closing, a satisfactory bank loan and security agreement amongst Holdings and its subsidiaries and NationsBank, as agent for certain lenders (the "Financing Agreement"). Capitalized terms contained herein referring to the Financing Agreement shall have the same meaning as set forth in the Financing Agreement.

         Section 2.l.1(c) of the Financing Agreement provides that the Borrowers therein will have the right to an over-advance of $2,000,000 for a limited period of time provided that the Borrowers shall have caused to be provided to the Agent a $2,000,000 irrevocable letter of credit in the form of Exhibit F to the Financing Agreement. In order to induce you to close the transactions contemplated by the Purchase Agreement, we agree that at your request if you require the use of the over-line, we will provide to NationsBank one or more letters of credit at no cost and expense to you in the amount of the over-line drawing in the aggregate not to exceed $2,000,000 in the form of Exhibit F to the Financing Agreement within five (5) days of receipt of written notice from you. As part of the Purchase Agreement, you have delivered to us 100 shares of the Series A Preferred Stock of Holdings. We agree that in the event that we shall fail to provide the letters of credit as aforesaid, we will forthwith return all shares of Series A Preferred Stock to you endorsed to the bank for transfer or with blank stock powers attached, and we will thereby forfeit our interest in said Preferred Stock. You shall have the right to specific performance to enforce the provisions requiring return of such Preferred Stock if we fail to do so after being requested to do so under this Agreement. If the foregoing is satisfactory to you, please acknowledge your acceptance of this Agreement on the copy of this letter which is enclosed.



                                        Very truly yours,

                                        BEC Group, Inc.



                                        By: /s/ Ian Ashken
                                            -----------------------------------



Accepted:

Foster Grant Holdings, Inc.



By: /s/ Duane DeSisto
    ---------------------------

Accessories Associates, Inc.



By: /s/ Duane DeSisto
    ---------------------------


Enclosure